UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Valley National Bancorp

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1455 Valley Road

Wayne, New Jersey 07470

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held, Wednesday, April 13, 2011

To Our Shareholders:

We invite you to the Annual Meeting of Shareholders of Valley National Bancorp (“Valley”) to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 13, 2011 at 10:00 a.m., local time to vote on the following matters:

1.	Election of 15 directors.

2.	An advisory vote on executive compensation.

3.	An advisory vote on the frequency of holding an advisory vote on executive compensation.

4.	Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Only shareholders of record at the close of business on February 18, 2011 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the internet as instructed on the enclosed proxy card. The prompt return of your proxy will save Valley the expense of further requests for proxies.

Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Only shareholders or their valid proxy holders may address the meeting. Please allow ample time for the admission process. See information on page 3 – “Annual Meeting Attendance.”

Important notice regarding the availability of proxy materials for the 2011 Annual Meeting of Shareholders: This Proxy Statement for the 2011 Annual Meeting of Shareholders and our 2010 Annual Report to Shareholders are available on our website at: http://www.valleynationalbank.com/filings.html.

We appreciate your participation and interest in Valley.

Sincerely,

Alan D. Eskow	Gerald H. Lipkin
Corporate Secretary	Chairman, President and Chief Executive Officer

Wayne, New Jersey

March 11, 2011

i

VALLEY NATIONAL BANCORP

1455 Valley Road

Wayne, New Jersey 07470

PROXY STATEMENT

GENERAL PROXY STATEMENT INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp (“Valley,” the “Company,” “we,” “our” and “us”) for use at Valley’s 2011 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 13, 2011 at 10:00 a.m., local time. This proxy statement is first being mailed to shareholders on or about March 11, 2011.

SHAREHOLDERS ENTITLED TO VOTE.  The record date for the meeting is February 18, 2011. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

On the record date there were 161,589,341 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

HOUSEHOLDING.  When more than one holder of our common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call or write Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380 or e-mail her at dgrenz@valleynationalbank.com.

ANNUAL REPORT.  This Proxy Statement and the Company’s 2010 Annual Report to Shareholders are available electronically at the following weblink: http://www.valleynationalbank.com/filings.html.

You may also contact Ms. Grenz at the address or telephone number above if you are a shareholder of record of Valley and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

PROXIES AND VOTING PROCEDURES.  Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends – that is:

—	Item 1 – FOR the election of the 15 nominees for director named in this proxy statement;

—	Item 2 – FOR the approval, on an advisory basis, of the compensation of our named executive officers;

—	Item 3 – FOR the approval, on an advisory basis, of an advisory vote every three years on executive compensation; and

—	Item 4 – FOR the ratification of the appointment of KPMG LLP.

We are offering you three alternative ways to vote your shares:

BY MAIL.  To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.

BY TELEPHONE.  If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the voice instructions. Have your proxy card available when you call.

BY INTERNET.  If you wish to vote using the internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the sections entitled “Voting in Person” and “Revoking Your Proxy”.

If you are a participant in the Company’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by internet.

If you are an employee or former employee of the Company, and participate in our Savings and Investment Plan (a 401(k) plan with an employee stock ownership feature – “KSOP”), you will receive one proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the KSOP and do not vote, the plan trustee will vote the plan shares for which voting instructions are received in the proportion for which instructions for such shares were received under the plan. The plan trustee will also vote the unvoted shares (for which instructions were not received) in the same proportion as shares for which instructions were received under the plan. Therefore, if you are a participant in the KSOP and vote your shares, the trustee will use your vote when determining the proportion.

VOTING IN PERSON.  The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted.

REVOKING YOUR PROXY.  You can revoke your proxy at any time before it is exercised by:

—	Delivery of a properly executed, later-dated proxy; or

—	A written revocation of your proxy.

A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, Alan D. Eskow, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior votes.

QUORUM REQUIRED TO HOLD THE ANNUAL MEETING.  The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

REQUIRED VOTE.

—

Directors will be elected by a plurality of the votes cast at the meeting. Thus, an abstention or a broker “non-vote” will have no effect on the outcome of the vote on election of directors at the meeting.

—

The advisory vote on executive compensation requires a majority of the votes cast be FOR the proposal. Abstentions and broker “non-votes” are not counted as votes cast and will have no effect on the outcome.

—

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker “non-votes” are not counted as votes cast and will have no effect on the outcome.

—

The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are FOR the proposal. Abstentions and broker “non-votes” will have no impact on the ratification of KPMG LLP.

ANNUAL MEETING ATTENDANCE.  Only shareholders or their proxy holders and Valley guests may attend the annual meeting. For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. If your shares are held in street name, you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access.

METHOD AND COST OF PROXY SOLICITATION.  This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Phoenix Advisory Partners a fee of $8,500 plus out of pocket expenses to assist with solicitation of proxies.

ITEM 1

ELECTION OF DIRECTORS

DIRECTOR INFORMATION

We are asking you to vote for the election of directors. Under our by-laws, the Board of Directors (the “Board”) fixes the exact number of directors, with a minimum of 5 and a maximum of 25. The Board has fixed the number of directors at 15.

The persons named on the proxy card intend to vote the proxies FOR the election of the 15 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected. The Board retains the right to reduce the number of directors to be elected if any nominee is not available to be elected.

Each candidate for director has been nominated to serve a one-year term until our 2012 annual meeting and thereafter until the person’s successor has been duly elected and qualified. In considering a nominee as a Valley director, the Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, as a whole can satisfy its supervision responsibilities effectively. To accomplish this, specific guidelines are set by the Nominating and Corporate Governance Committee, further discussed below under the Corporate Governance section.

Set forth below are the names and ages of the Board’s nominees for election; the nominees’ position with the Company (if any); the principal occupation or employment of each nominee for the past five years; the period during which each nominee has served as our director; any other directorships during the past five years (if any) held by the nominee with companies registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940; and other biographical information for each individual director. In addition, described below is each director nominee’s particular experience, qualification, attributes or skills that has led the Board to conclude that the person should serve as a director of Valley.

Gerald H. Lipkin, 70, Chairman of the Board, President and Chief Executive Officer of Valley National Bancorp and Valley National Bank. Director since 1986.

Mr. Lipkin began his career at Valley in 1975 as a Senior Vice President and lending officer, and has spent his entire business career directly in the banking industry. He became CEO and Chairman of Valley in 1989. Prior to joining Valley, he spent 13 years in various positions with the Comptroller of the Currency as a bank examiner and then Deputy Regional Administrator for the New York region. Mr. Lipkin is a graduate of Rutgers University where he earned a Bachelor’s Degree in Economics. He received a Master’s Degree in Business Administration in Banking and Finance from New York University. He is also a graduate from the Stonier School of Banking. Mr. Lipkin’s education, his lending and commercial banking background for over 47 years in conjunction with his leadership ability make him a valuable member of our Board of Directors.

Andrew B. Abramson, 57, President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm). Director since 1994.

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York. He graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 31 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

Pamela R. Bronander, 54, Vice President, KMC Mechanical, Inc.; President, Kaye Mechanical Contractors LLC (mechanical contractor). Director since 1993.

Ms. Bronander has full managerial responsibility for the financial and legal aspects of two mechanical contracting companies, KMC Mechanical, Inc. and Kaye Mechanical Contractors LLC, Ms. Bronander was formerly an officer of Scandia Packaging Machinery Company. She graduated with a Bachelor’s Degree in Economics from Lafayette College. Ms. Bronander brings years of general business, managerial, and financial expertise to Valley’s Board of Directors.

Eric P. Edelstein, 61, Retired. Director since 2003. Other directorships: Aeroflex Incorporated. Computer Horizon Corp.

Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp.; former Executive Vice President and Chief Financial Officer of Griffon Corporation, and a former Managing Partner at Arthur Andersen LLP. Mr. Edelstein was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. He received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University. With 25 years of experience as a practicing CPA, Mr. Edelstein brings in depth knowledge of generally accepted accounting and auditing standards to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements.

Mary J. Steele Guilfoile, 56, Chairman of MG Advisors, Inc. (financial services merger and acquisition advisory and consulting firm).
Director since 2003.
Other directorships: Interpublic Group of Companies, Inc., Viasys Healthcare, Inc. (now known as CareFusion Corporation).

Ms. Guilfoile is the former Executive Vice President and Corporate Treasurer of J.P. Morgan Chase & Co. and a former Partner, Chief Financial Officer and Chief Operating Officer of The Beacon Group, LLC (a private equity, strategic advisory and wealth management partnership). Ms. Guilfoile is also a Partner of The Beacon Group L.P., a CPA, and was Chairman of the Audit committee of Viasys Healthcare, Inc. She received her Bachelor’s Degree in Accounting from Boston College Carroll School of Management and her Master’s Degree in Business Administration with concentrations in strategic marketing and finance from Columbia University Graduate School of Business. With her wide range of professional experience and knowledge, Ms. Guilfoile brings a variety of business experience in corporate governance, risk management, accounting, auditing, investment and management expertise to Valley’s Board of Directors.

Graham O. Jones*, 66, Partner and Attorney, at law firm of Jones & Jones. Director since 1997.

Mr. Jones has been practicing law since 1969, with an emphasis on banking law since 1980. He has been a Partner of Jones & Jones since 1982 and served as the former President and Director of Hoke, Inc., (manufacturer and distributor of fluid control products). He was a Director and General Counsel for 12 years at Midland Bancorporation, Inc., and Midland Bank & Trust Company. Mr. Jones was a partner at Norwood Associates II for 10 years and was a President and Director for Adwildon Corporation (bank holding company). Mr. Jones received his Bachelor’s Degree from Brown University and his Juris Doctor Degree from the University of North Carolina School of Law. With his business and banking affiliations, including partnerships and directorships, as well as professional and civic affiliations, he brings a long history of banking law expertise and a variety of business experience and professional achievements to Valley’s Board of Directors.

Walter H. Jones, III*, 68, Retired. Director since 1997.

Mr. Jones served as the Executive Chairman of the Board of Directors of Hoke, Inc. from 1983 to 1998. For 12 years he was the Chairman of the Board for Midland Bancorporation, Inc. and Midland Bank & Trust Company where he also served as acting Chief Executive Officer for an interim period. Prior to this, he was a practicing attorney in New Jersey for 15 years. He received a Bachelor’s Degree from Williams College, a Bachelor of Law Degree from Columbia Law School and a Master of Law Degree from New York University. He brings management experience, legal and business knowledge to Valley’s Board of Directors.

Gerald Korde, 67, President, Birch Lumber Company, Inc. (wholesale and retail lumber distribution company). Director since 1989.

Mr. Korde is the owner of Birch Lumber Company, Inc. and has various business interests including real estate investment projects with Chelsea Senior Living and Inglemoor Care Center of Livingston. He earned a Bachelor’s Degree in Finance from the University of Cincinnati. Mr. Korde’s background as a former owner and manager of motels provides a long history of entrepreneurship and managerial knowledge that provides value to Valley’s Board of Directors.

Michael L. LaRusso, 65, Financial Consultant. Director since 2004.

Mr. LaRusso is a former Executive Vice President and a Director of Corporate Monitoring Group at Union Bank of California. He held various positions as a federal bank regulator with the Comptroller of the Currency for 23 years and assumed a senior bank executive role for 15 years in large regional and/or multinational banking companies (including Wachovia, Citicorp and Union Bank of California). He holds a Bachelor’s Degree in Finance from Seton Hall University and he is also a graduate from the Stonier School of Banking. Mr. LaRusso’s extensive management and leadership experience with these financial institutions positions him well to serve on Valley’s Board of Directors.

Marc J. Lenner, 45, Chief Executive Officer and Chief Financial Officer of Lester M. Entin Associates (a real estate development and management company). Director since 2007.

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the Company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With Mr. Lenner’s vast financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

Robinson Markel, 76, Counsel to the law firm of Katten Muchin Rosenman LLP. Director since 2001.

Mr. Markel is Of Counsel to Katten Muchin Rosenman LLP, a national law firm, where he specializes in executive compensation and corporate governance matters. He is a former Director of Merchants New York Bancorp, Inc. and The Merchants Bank of New York, which were acquired by Valley in 2001. As an attorney familiar with regulatory matters in these fields, his service on our Board is greatly valued. Mr. Markel holds a Bachelor’s Degree from New York University’s Stern School of Business and a Juris Doctor Degree from New York University School of Law. He brings years of relevant experience and knowledge in corporate governance, executive compensation and securities laws to the Valley Board of Directors.

Richard S. Miller, 76, President of the law firm of Williams, Caliri, Miller & Otley, a Professional Corporation. Director since 1999.

Mr. Miller has practiced law at Williams, Caliri, Miller & Otley, specializing in banking law and bank regulatory work for over 50 years. Prior to joining Valley’s Board, he served as a Director of Ramapo Financial Corporation and The Ramapo Bank for 30 years. Mr. Miller contributed his legal expertise in organizing and chartering seven community banks. He received his law degree from Rutgers University. Mr. Miller provides Valley’s Board with banking law and bank regulatory work experience, and a banking directorship background. His involvement and understanding of the trust business is also a valuable asset to Valley’s Board of Directors.

Barnett Rukin, 70, Chief Executive Officer, SLX Capital Management (asset manager). Director since 1991.

Mr. Rukin was the Chief Executive Officer of Short Line (a regional bus line) for 15 years and Regional Chief Executive Officer at Coach USA for two years. Since 2000 he has been Chief Executive Officer of SLX Capital Management LLC. Mr. Rukin has in-depth knowledge of real estate, federal, state and local business regulations, and human resources, investments, and insurance (including auto, property and casualty insurance). He holds a Bachelor’s Degree in Economics from Cornell University. Mr. Rukin brings 49 years of knowledge and management experience in all aspects of a service organization to Valley’s Board of Directors.

Suresh L. Sani, 46, President, First Pioneer Properties, Inc. (a privately-owned commercial real estate management company). Director since 2007.

Mr. Sani is a former associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 20 years of experience in managing and owning commercial real estate in Valley’s lending area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. He brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

Robert C. Soldoveri, 57, Owner/Manager, Solan Management, LLC (an investment property management firm). Director since 2008. Other directorships: Greater Community Bancorp.

Mr. Soldoveri is the Owner and Manager of Solan Management, LLC; a General Partner of Union Boulevard Realty, LLC; and a General Partner of Portledge Realty. Prior to his affiliation with Solan Management, he ran and operated Northeast Equipment Transport, Inc., a heavy equipment operating company and S&S Material Handling, which provided services to land developers and building contractors. Before joining Valley’s Board, Mr. Soldoveri served as a Director of Greater Community Bancorp and Greater Community Bank since 2001. He attended the University of Scranton, where he studied accounting and psychology. Mr. Soldoveri brings to Valley’s Board of Directors demonstrated leadership and experience with a wide array of real estate, corporate financing and operational matters.

*	Mr. Graham Jones and Mr. Walter Jones are brothers.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST.

ITEM 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Valley or the Board of Directors.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Human Resources Committee in 2009 and early 2010 in detail.

The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis, and the compensation tables).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

RECOMMENDATION AND VOTE REQUIRED FOR ITEM 2

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE. THE VOTE OF A MAJORITY OF THE VOTES CAST “FOR” THE PROPOSAL WILL CONSTITUTE APPROVAL OF THIS ADVISORY PROPOSAL.

ITEM 3

ADVISORY VOTE ON THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders by means of an advisory vote to indicate how frequently Valley should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer a vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, Valley’s Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Valley, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

Holding the advisory vote on executive compensation every three years would allow Valley adequate time to engage with shareholders and compile meaningful input to understand and thoughtfully respond to the vote results and implement any appropriate changes to our executive compensation program. A triennial vote would also align more closely with the long-term business strategy upon which our executive compensation program is based and would give our shareholders the opportunity to more fully assess the effectiveness of both our short- and long-term compensation strategies and related business outcomes over a longer period. Annual or biennial Say-on-Pay Votes, on the other hand, may not provide a meaningful time period against which our compensation program should be evaluated.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Valley’s Board or Valley in any way, the Board may decide that it is in the best interests of our shareholders and Valley to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

RECOMMENDATION AND VOTE REQUIRED FOR ITEM 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF EVERY THREE YEARS AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION. THE OPTION OF ONE YEAR, TWO YEARS OR THREE YEARS THAT RECEIVES THE HIGHEST NUMBER OF VOTES CAST BY SHAREHOLDERS WILL BE THE FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION THAT HAS BEEN SELECTED BY SHAREHOLDERS.

ITEM 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee has appointed KPMG LLP to audit Valley’s financial statements for 2011. We are asking you to ratify that appointment.

KPMG audited our books and records for the years ended December 31, 2008, 2009 and 2010. The fees billed for services rendered to us by our independent registered public accounting firm for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
Audit fees	$872,000	$843,000
Audit-related fees	56,000	229,000
Tax fees	24,570	4,760
All other fees	0	0
Total	$952,570	$1,076,760

Audit-related fees, in the table above, include fees paid for benefit plan audits performed in 2010 and 2009. The 2009 period also reflects audit-related fees for services related to two common equity offerings by Valley and other attestation services not directly related to the audit of our consolidated financial statements.

The Audit and Risk Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent accountants to Valley. The policy requires that all services to be performed by KPMG, Valley’s independent accountants, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit and Risk Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit and Risk Committee meeting, the Committee receives updates on the services actually provided by the independent accountants, and management may also present additional services for approval. All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit and Risk Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2010. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders regarding 2010 financial results.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 4

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011. RATIFICATION OF THE APPOINTMENT OF KPMG REQUIRES A MAJORITY OF THE VOTES CAST BE “FOR” THE PROPOSAL.

REPORT OF THE AUDIT AND RISK COMMITTEE

February 23, 2011

To the Board of Directors of Valley National Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The following is the report of the Audit and Risk Committee with respect to the audited financial statements for fiscal 2010. With respect to fiscal year 2010, the Audit and Risk Committee has:

—	reviewed and discussed Valley’s audited financial statements with management and KPMG;

—	discussed with KPMG the scope of its services, including its audit plan;

—	reviewed Valley’s internal control procedures;

—

discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

—

received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

—	approved the audit and non-audit services provided during fiscal 2010 by KPMG.

Based on the foregoing review and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2010.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2010 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2010 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment. During the course of 2010, management regularly discussed the internal control review and assessment process with the Audit and Risk Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit and Risk Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit and Risk Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2010 Annual Report on Form 10-K.

Andrew B. Abramson, Committee Chairman

Eric P. Edelstein, Vice Chairman

Pamela R. Bronander

Gerald Korde

Michael L. LaRusso

Marc J. Lenner

Suresh L. Sani

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the Chairman and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In this regard, to further educate directors about Valley and assist committees in their work, committees are encouraged to invite non-member directors to attend committee meetings to learn about the workings of the Board. All members of the Board also served as directors of our subsidiary bank, Valley National Bank (the “Bank”), during 2010. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2010, all directors then serving attended our annual meeting.

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and safe and sound banking principles. The Board has adopted corporate governance practices which the Board and senior management believe promote this purpose. Periodically, these governance practices, as well as the rules and listing standards of NASDAQ and the NYSE and the regulations of the SEC, are reviewed by senior management, outside expert legal counsel and the Board.

BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT.  Valley is led by Mr. Gerald Lipkin, who has served as our Chairman and CEO since 1989. Our Board is comprised of Mr. Lipkin and 14 other directors, of whom 10 are independent under NYSE and NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons – the Audit and Risk Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Our Audit and Risk Committee is responsible for overseeing risk management, and our full board regularly engages in discussions of risk management and receives reports on risk from our executive management, other company officers and the chair of the Audit and Risk Committee. Each of our other board committees also considers the risk within its area of responsibilities. We do not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet in executive session at least once a year and that the three chairs of our board committees will rotate in presiding at these executive sessions.

We have employed the same basic leadership structure since Mr. Lipkin became Chairman and CEO in 1989. We believe that this leadership structure has been effective. Our corporate leadership structure is commonly utilized by other public companies in the United States. We believe that having a combined chairman/CEO and independent chairpersons for each of our Board committees provides the right form of leadership. We have a single leader for our company who can present a consistent vision, and he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for Valley and in our industry. We believe that our Chairman/CEO together with the Audit and Risk Committee and the full board of directors, provide effective oversight of the risk management function.

DIRECTOR INDEPENDENCE. The Board has determined that a majority of the directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit and Risk Committees are “independent” for purposes of the independence standards of both the New York Stock Exchange and NASDAQ, and that all of the members of the Audit and Risk Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the independence standards of both the New York Stock Exchange and NASDAQ. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors are: Andrew B. Abramson, Pamela R. Bronander, Eric P. Edelstein, Gerald Korde, Michael L. LaRusso, Marc J. Lenner, Robinson Markel, Richard S. Miller, Barnett Rukin and Suresh L. Sani.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company fall within these categories is independent:

—

A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

—

A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

—	The employment by Valley or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

—

Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

—

Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

—

Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $120,000 or five percent (5%) of the gross revenues of the business.

The Board considered the following categories of items for each director it determined was independent:

Name	Loans*	Trust Services/Assets Under Management	Banking Relationship with VNB	Professional Services to Valley
Andrew B. Abramson	Commercial and Personal	Trust Services	Checking, Savings, Certificate of Deposit	None
Pamela R. Bronander	Commercial and Personal Line of Credit, Home Equity	None	Checking, Savings, Certificate of Deposit	None
Eric P. Edelstein	Residential Mortgage	None	Checking	None
Gerald Korde	Commercial, Commercial and Personal Line of Credit	Trust Services	Checking, Money Market	None
Michael L. LaRusso	Mortgage, Home Equity	None	Checking, Money Market, Safekeeping	None
Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	None	Checking, Money Market, Certificate of Deposit, IRA	None
Robinson Markel	None	None	Checking	Legal
Richard S. Miller	Home Equity Line of Credit	None	Checking, Savings	Legal
Barnett Rukin	Commercial and Home Mortgages, Line of credit	Assets Under Management	Checking, Safe Deposit Box	None
Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None

*	In compliance with Regulation O.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS.  Valley’s Corporate Governance Guidelines require the Board to provide for executive sessions with only independent, non-management directors participating. At least once a year, the Board holds an executive session including only independent, non-management directors. Valley’s Board has chosen to rotate the presiding director for each meeting among the respective chairmen of the Audit and Risk, Compensation and Human Resources, and Nominating and Corporate Governance Committees.

SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS.  The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the rotating chairman of the executive sessions of the non-management directors of the Board:

—

Shareholders or interested parties wishing to communicate with the Board of Directors or with the presiding director of executive sessions, should send any communication to Valley National Bancorp, c/o Alan D. Eskow, Corporate Secretary, at 1455 Valley Road, Wayne, New Jersey 07470. Any such communication should state the number of shares owned by the shareholder.

—

The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman; or to the then presiding director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors; or of the non-management directors, in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

—

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by any Board member; or by the presiding director of executive sessions, and will regularly review all such communications with the Board or the appropriate committee chairman; or with the presiding director at the next meeting.

The Board of Directors has also established the following procedures for shareholder or interested party communications with the rotating chairman of the executive sessions of the non-management directors of the Board:

—

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by the presiding director of executive sessions, and shall regularly review all such communications with the presiding director at the next meeting.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS

In 2010, the Board of Directors maintained an Audit and Risk Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Only independent directors serve on these committees.

Each director attended 87% or more of the meetings of the Board of Directors, the Bank Board and of each committee on which he or she served for the two-year period ended December 31, 2010. Our Board met five times during 2010 and the Bank’s Board met 12 times during 2010.

The following table presents 2010 membership information for each of our Audit and Risk, Nominating and Corporate Governance, and Compensation and Human Resources Committees.

Name	Audit and Risk	Nominating and Corporate Governance	Compensation and Human Resources
Andrew B. Abramson	X*	X	X
Pamela R. Bronander	X
Eric P. Edelstein	X**		X**
Gerald Korde	X	X	X*
Michael L. LaRusso	X		X
Marc J. Lenner	X	X
Robinson Markel		X*	X**
Richard S. Miller		X
Barnett Rukin			X
Suresh L. Sani	X

*	Committee Chairman
**	Vice Chairman

AUDIT AND RISK COMMITTEE.  The Audit and Risk Committee met nine times during 2010, (and in addition, the Committee Chairman and on occasion one other member of the Audit and Risk Committee met with the Chief Audit Executive and Chief Risk Officer of Valley monthly for the purpose of communicating closely with those officers and receiving updates on significant developments.) The Board of Directors has determined that each member of the Audit and Risk Committee is financially literate and that more than one member of the Audit and Risk Committee has the accounting or related financial management expertise required by the NYSE. The Board of Directors has also determined that Mr. Edelstein, Mr. LaRusso and Mr. Lenner meet the SEC criteria of an “Audit Committee Financial Expert.” The charter for the Audit and Risk Committee can be viewed at our website www.valleynationalbank.com/charters. The charter gives the Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Each member of the Audit and Risk Committee is independent under both NYSE and NASDAQ listing rules. Other responsibilities of the Audit and Risk Committee pursuant to the charter include:

—	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

—	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year-end operating results including SEC periodic reports and press releases;

—	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

—	Considering the independence of Valley’s independent registered public accounting firm;

—	Overseeing the risk management and internal audit functions including the activities of the loan review, information security and regulatory compliance departments;

—	Reviewing examination reports by regulatory agencies, together with management’s response and follow-up;

—	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

—	Reporting to the full Board concerning significant matters coming to the attention of the Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.  The Committee met four times during 2010. This Committee reviews qualifications of and recommends to the Board candidates for election as director of Valley and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating and Corporate Governance Committee develops corporate governance guidelines which include:

—	Director qualifications and standards;

—	Director responsibilities;

—	Director orientation and continuing education;

—	Limitations on board members serving on other boards of directors;

—	Director access to management and records; and

—	Criteria for annual self-assessment of the Board, its committees, and management and their effectiveness.

The Nominating and Corporate Governance Committee is also charged with overseeing the Board’s adherence to our corporate governance standards and the Code of Conduct and Ethics. The Nominating and Corporate Governance Committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.” Each member of the Nominating and Corporate Governance Committee is independent under both NYSE and NASDAQ listing rules.

COMPENSATION AND HUMAN RESOURCES COMMITTEE.  The Committee met nine times during 2010. The Committee determines CEO compensation, sets general compensation levels for directors, all officers and employees and sets specific compensation for named executive officers (“NEOs”) and other executive officers. It also administers our non-equity and the equity incentive plans, including the 2009 Long-Term Stock Incentive Plan and makes awards pursuant to those plans. The Board has approved its charter, available under our website located at www.valleynationalbank.com/charters, which delegates to the Committee the responsibility to recommend Board compensation. Each member of the Compensation and Human Resources Committee is independent under both NYSE and NASDAQ listing rules.

EXECUTIVE OFFICERS COMPENSATION.  In undertaking its responsibilities, annually, the Committee receives from the CEO recommendations for salary, non-equity incentive awards, stock option and restricted stock awards for NEOs and other executive officers. After considering the possible payments under our 2009 Long-Term Stock Incentive Plan (“2009 LTSIP”) and our 2010 Executive Incentive Plan (“2010 EIP”), and discussing the recommendations with the CEO, the Committee meets in executive session to make the final decisions on these elements of compensation. All stock awards are made using the closing stock price on the date prior to the date the awards are approved. Stock awards under the 2009 LTSIP may take the form of restricted shares, stock options or both. Awards under the 2010 EIP may be in cash, restricted shares or both.

Under authority delegated by the Committee, all other employee salaries and non-equity compensation are determined by executive management. For stock awards, based on operational considerations, prior awards and staff numbers, a block of shares is allocated by the Committee. The individual stock option and restricted stock awards are then allocated by the CEO and his executive staff. All stock awards are made using the closing stock price on the date prior to the date that the awards are approved.

Under authority delegated by the Committee, during the year, the CEO is authorized to make limited stock option grants and restricted stock awards in specific circumstances (special incentive awards for non-officers, awards to new employees and grants on completion of advanced degrees.) All stock awards are made using the closing stock price on the date prior to the date that the awards are approved.

All awards not specifically approved in advance by the Committee, but awarded under the authority delegated, are reported to the Committee at its next meeting at which time the Committee ratifies the action taken.

COMPENSATION CONSULTANTS

In 2010 the Committee in its sole discretion employed Fredrick W. Cook & Co. as compensation consultants. The Cook firm was employed to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee and in relationship to these data provide an overview and comments on Valley’s executive compensation. Also, the Cook firm was requested to provide trend information relating to executive compensation matters. In addition, the Cook firm has reviewed and provided comments on the compensation disclosures contained in this proxy statement.

In addition, the Committee also employed Towers Watson as compensation analysts to provide an analysis and information relating to our NEOs’ potential post-employment payments described below, under the “Compensation Discussion & Analysis – Post-Employment Compensation Elements.”

COMPENSATION AS IT RELATES TO RISK MANAGEMENT

The Chief Risk Officer evaluated all incentive-based compensation for all employees of the Company and reported to the Compensation and Human Resources Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on Valley. Each NEO’s compensation was not considered excessive. None of the other forms of compensation or incentives for Valley employees were considered to encourage undue or unwarranted risk. The Compensation and Human Resources Committee accepted the Chief Risk Officer’s report.

AVAILABILITY OF COMMITTEE CHARTERS

The Audit and Risk Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee each operates pursuant to a separate written charter adopted by the Board. Each Committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valleynationalbank.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

NOMINATION OF DIRECTORS

Nominations for a director may be made only by the Board of Directors, the Nominating and Corporate Governance Committee of the Board, or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board. These include:

—	The maximum age for an individual to join the Board shall be age 60;

—

Directors may not be nominated for election to the Board in the calendar year after the year in which the director turns 75; except that a director past 75 years of age who remains employed full time in his or her primary business can be nominated for reelection. The Nominating and Corporate Governance Committee must excuse such a director from participating in the discussion of his/her own renomination;

—	Each Board member must demonstrate that he or she is mentally and physically able to serve regardless of age;

—	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

—	A majority of the Board members must maintain their principal residences within 100 miles of Wayne, New Jersey (Valley’s primary service area);

—	Board members may not stand for re-election to the Board for more than four terms following the establishment of a principal legal residence outside of Valley’s primary service area;

—	Each Board member must own a minimum of 5,000 shares of our common stock of which 1,000 shares must be in his or her own name (or jointly with the director’s spouse) and not pledged or hypothecated;

—

Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

—

Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

—	Each Board member should be available for continuing education opportunities throughout the year;

—	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

—

If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as substandard or doubtful, the Board member shall resign upon request of the Board;

—

No Board member should serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

—	Each Board member should be an advocate for Valley within the community; and

—	It is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

The Nominating and Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the preceding year’s annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2012, we must receive this notice on or after December 15, 2011, and on or before January 14, 2012. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

—	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

—

If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC, NYSE and NASDAQ rules or an Audit and Risk Committee financial expert as defined by SEC rules;

—

If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered independent under NYSE and NASDAQ rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

—	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

—	Willingness to apply sound and independent business judgment;

—	Ability to work productively with the other members of the Board;

—	Availability for the substantial duties and responsibilities of a Valley director; and

—	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.

Diversity is one of the factors that the Nominating Committee considers in identifying nominees for a director. In selecting director nominees the Nominating Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

COMPENSATION AND HUMAN RESOURCES COMMITTEE PROCESSES AND PROCEDURES

The Board has delegated the responsibility for executive compensation matters to the Compensation and Human Resources Committee. The minutes of the Committee meetings are provided at Board meetings and the chair of the Committee reports to the Board significant issues dealt with by the Committee.

CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed under our website www.valleynationalbank.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer on that website.

We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available under our website located at www.valleynationalbank.com/charters. The Corporate Governance Guidelines are also available in print to any shareholder who requests them.

DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS.    Annual compensation of non-employee directors for 2010 was comprised of the following components: cash compensation consisting of annual retainer; meeting and committee fees; and, to the extent that a director elects to forego all or a portion of the annual retainer and board meeting fees, participation in the 2004 Directors Restricted Stock Plan. In addition, there is also a Directors Retirement Plan. Each of these compensation components is described in detail below. The total 2010 compensation of the non-employee directors is shown in the following table.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)		Total
Andrew B. Abramson (1)	$ 49,000	$ 74,667	$ 11,350	$ 14,255		$ 149,272
Pamela R. Bronander	29,500	74,667	9,959	14,185		128,311
Eric P. Edelstein (1)	101,750	0	8,359	4,635		114,744
Mary J. Steele Guilfoile	27,000	74,667	6,575	215,721	(6)	323,963
Graham O. Jones	72,500	0	14,817	0		87,317
Walter H. Jones, III	68,500	0	16,130	0		84,630
Gerald Korde (1)	100,500	0	20,422	0		120,922
Michael L. LaRusso	62,500	37,333	9,531	7,150		116,514
Marc J. Lenner	79,000	0	2,725	0		81,725
Robinson Markel (1)	91,000	0	12,648	0		103,648
Richard S. Miller	78,000	0	12,887	0		90,887
Barnett Rukin	84,000	0	20,925	8,041		112,966
Suresh L. Sani	69,500	0	2,872	0		72,372
Robert C. Soldoveri	64,500	0	4,675	0		69,175

(1)	Bancorp Committee Chairman and/or Bancorp Committee Vice Chairman (see Committees of the Board on Page 14 in this Proxy Statement.)
(2)	Includes committee fees and fees for chairing Board Committees.
(3)

Reflects fees forgone by directors pursuant to the 2004 Directors Restricted Stock Plan. There were 16,682 shares awarded under the plan during the year ended December 31, 2010 each at the grant date fair market value of $15.67 and there were 94,916 outstanding shares under the plan as of December 31, 2010. The following table represents the shares awarded in 2010, the grant date fair market value and the aggregate number of stock outstanding at December 31, 2010, for each of the following participants:

Name	Number of Shares Awarded in 2010	Grant Date Fair Market Value of Shares Awarded	Aggregate Number of Stock Awards Outstanding at Fiscal Year-End
Andrew B. Abramson	4,766	$15.67	22,138
Pamela R. Bronander	4,766	15.67	22,041
Eric P. Edelstein	0	0	6,414
Mary J. Steele Guilfoile	4,766	15.67	22,091
Michael L. LaRusso	2,383	15.67	11,100
Barnett Rukin	0	0	11,132

(4)

Represents non-cash compensation reflecting the change in the present value of pension benefits year to year for Directors Plan for 2010, taking into account the age of each director, a present value factor, an interest discount factor and time remaining until retirement.

(5)	This column reflects the cash dividend and interest on deferred dividends earned during 2010, under the 2004 Directors Restricted Stock Plan.
(6)

This includes $150,000 consulting fee in connection with Valley’s acquisition of LibertyPointe Bank and Park Avenue Bank, and $51,500 consulting fee pursuant to a long-standing investment banking retainer consulting agreement, paid to MG Advisors, Inc. in 2010. Ms. Guilfoile is the Chairman of MG Advisors.

ANNUAL BOARD RETAINER.  Non-employee directors received an annual retainer of $30,000 per year, paid quarterly. This retainer is paid to recognize expected ongoing dialog of board members with our executives and employees, for being available to provide their professional expertise as needed, for attending various Bank functions, for undertaking continuing education, and for interfacing with customers as appropriate.

BOARD MEETING FEES.  In recognition of the preparation time, travel time, attendance at and providing professional expertise at the board meetings, non-employee directors received a board meeting fee of $2,000 for each meeting attended.

BOARD COMMITTEE FEES AND COMMITTEE CHAIR RETAINER.  The Chair of the Audit and Risk Committee received an annual retainer of $10,000 and the Vice Chair a retainer of $3,750. The Chair of the Compensation and Human Resources Committee received an annual retainer of $10,000 and each Vice Chair a retainer of $5,000. The Chair of the Nominating and Corporate Governance Committee received an annual retainer of $7,500. These retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All members of these committees are paid for attending each committee meeting as follows: $2,000 for Audit and Risk, $1,500 for Compensation and Human Resources and $1,000 for Nominating and Corporate Governance.

The Company and Bank also have a number of other committees (other than the corporate governance committees listed above and required to be disclosed) that are not “disclosed” committees under SEC and NYSE rules. These committees generally deal with oversight of various operating matters. All other committee chairs receive a retainer of $5,000 and there is an attendance fee between $500 and $1,000 for each committee meeting.

DIRECTORS RETIREMENT PLAN.  We maintain a retirement plan for non-employee directors. The plan provides 10 years of annual benefits to directors with five or more years of service. The benefits commence following the later of a director reaching age 65 or after a director has retired from the Board. The annual benefit is equal to the director’s years of service, multiplied by 5%, multiplied by the final annual retainer paid to the director at the time of retirement. In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate.

DIRECTORS RESTRICTED STOCK PLAN.  We also maintain the 2004 Director Restricted Stock Plan (“2004 Directors Plan”). The 2004 Directors Plan provides the non-employee members of the Board of Directors with the opportunity to forego some or all of their annual cash retainer and meeting fees in exchange for shares of Valley restricted stock granted at 75% percent of the market value at the date of grant. The discount recognizes the exchange of immediate cash fees for a five year deferral or until retirement, death, disability, the participant’s inability to stand for re-election due to age restrictions, or the participant’s failure to be re-elected after standing for re-election, and if there is a change-in-control prior to the vesting date. There were 94,916 shares outstanding under this plan as of December 31, 2010.

STOCK OWNERSHIP OF MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.  The following table contains information about the beneficial ownership of our common stock at December 31, 2010 by each director, by each of our executive officer for whom individual information is required to be set forth in this proxy statement under rules of the SEC, and by directors and all executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Executive Officers:
Andrew B. Abramson	299,642	(3)	.18
Pamela R. Bronander	38,235	(4)	.02
Peter Crocitto	339,963	(5)	.21
Eric P. Edelstein	23,938	(6)	.01
Albert L. Engel	163,127	(7)	.10
Alan D. Eskow	262,028	(8)	.16
Mary J. Steele Guilfoile	401,016	(9)	.24
Graham O. Jones	888,400	(10)	.54
Walter H. Jones, III	1,453,432		.89
Gerald Korde	2,112,612	(11)	1.29
Michael L. LaRusso	26,512	(12)	.02
Marc J. Lenner	231,669	(13)	.14
Gerald H. Lipkin	674,404	(14)	.41
Robinson Markel	480,805	(15)	.29
Robert M. Meyer	292,073	(16)	.18
Richard S. Miller	110,581	(17)	.07
Barnett Rukin	100,515	(18)	.06
Suresh L. Sani	52,942	(19)	.03
Robert C. Soldoveri	155,469	(20)	.09
Directors and Executive Officers as a group (32 persons)	9,452,777	(21)	5.76

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)

The number of shares of our common stock used in calculating the percentage of the class owned includes 161,460,596 shares of our common stock outstanding as of December 31, 2010. The table also includes 1,031,105 shares purchasable pursuant to stock options or warrants for our shares that were exercisable within 60 days of December 31, 2010 (All exercisable options outstanding have exercise prices that are higher than Valley’s market price at December 31, 2010 of $14.30. See the Outstanding Equity Awards table below for each of the NEO’s outstanding awards); and as of the record date of February 18, 2011, all exercisable options outstanding have exercise prices that are higher than Valley’s market price of $13.77.

(3)

This total includes 9,347 shares held by Mr. Abramson’s wife, 31,503 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 11,024 shares held by a family foundation, 98,748 shares held by a trust of which Mr. Abramson is a trustee, 3,333 shares held by a family fund trust, 8,679 shares held in self-directed IRA Plans of which Mr. Abramson and his wife are beneficiaries, 5,080 shares of Mr. Abramson’s mother of which he has the authority to execute trades and 22,138 restricted shares pursuant to the director restricted stock plan; and of this total 13,419 shares were pledged as security. Mr. Abramson disclaims beneficial ownership of shares held by his wife; his mother; and shares held for his children.

(4)

This total includes 656 shares held in custody for Ms. Bronander’s children, 4,038 shares held by Ms. Bronander’s children, 22,041 restricted shares pursuant to the director restricted stock plan; and of this total, 9,503 shares were pledged as security.

(5)

This total includes 36,302 shares held by Mr. Crocitto’s wife, 3,356 shares held in Mr. Crocitto’s KSOP, 5,523 shares held by Mr. Crocitto as custodian for his child, 2,725 shares held by Mr. Crocitto’s children, 34,175 restricted shares, and 117,023 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2010, but not the 30,855 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2010.

(6)	This total includes 6,414 restricted shares pursuant to the director restricted stock plan.
(7)

This total includes 3,328 shares held in Mr. Engel’s KSOP, 21,011 restricted shares and 69,276 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2010, but not the 22,965 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2010; and of this total, 10,000 shares were pledged as security.

(8)

This total includes 46,981 shares held by Mr. Eskow’s wife, 3,529 shares held in Mr. Eskow’s KSOP, 9,463 shares held in his IRA, 1,019 shares held jointly with his wife, 940 shares in an IRA held by his wife, 34,175 restricted shares and 104,098 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2010, but not the 30,855 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2010.

(9)	This total includes 182,865 shares held by Ms. Guilfoile’s spouse and 22,091 restricted shares pursuant to the director restricted stock plan.
(10)	This total includes 14,667 shares owned by trusts for the benefit of Mr. G. Jones’ children of which his wife is co-trustee; and of this total, 862,844 shares were pledged as security.
(11)

This total includes 65,428 shares held jointly with Mr. Korde’s wife, 310,838 shares held in the name of Mr. Korde’s wife, 810,298 shares held by his wife as custodian for his children, 286,058 shares held by a trust of which Mr. Korde is a trustee and 114,684 shares held in Mr. Korde’s self-directed IRA.

(12)	This total includes 13,159 shares held jointly with Mr. LaRusso’s wife and 11,100 restricted shares pursuant to the director restricted stock plan.
(13)

This total includes 11,490 shares held in a retirement pension, 378 shares held by Mr. Lenner’s wife, 18,409 shares held by his children, 175,418 shares held by a trust of which Mr. Lenner is 50% trustee and 12,222 shares held by a charitable foundation.

(14)

This total includes 201,135 shares held in the name of Mr. Lipkin’s wife, 140 shares held jointly with his wife, 58,249 shares held in a Roth IRA, and 17,681 shares held by a family charitable foundation of which Mr. Lipkin is a co-trustee. This total also includes Mr. Lipkin’s 77,929 restricted shares and 185,088 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2010, but not the 64,639 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2010.

(15)

This total includes 5,149 shares owned by Mr. Markel’s wife, 36,219 shares held by his wife in trust for his children, 85,197 shares owned by Mr. Markel in his self-directed IRA and 253,139 shares owned by his sister, which Mr. Markel has power to vote. Mr. Markel disclaims beneficial ownership of the shares held by his wife, the shares held by his wife in trust for his children and shares owned by his sister.

(16)

This total includes Mr. Meyer’s 22,027 restricted shares, 118,327 shares held jointly with his wife, 3,356 shares held in his KSOP and 117,023 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2010, but not the 23,630 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2010; and of this total, 144,875 shares were pledged as security.

(17)

This total includes 35,572 shares held in Mr. Miller’s self-directed IRA, 38,685 shares held jointly with his wife, 2,469 shares held by a corporation for which Mr. Miller is a 20% shareholder, and 8,709 shares held by his wife, and 1,873 shares of warrants exercisable within 60 days of December 31, 2010. Mr. Miller disclaims beneficial ownership of the 8,709 shares held by his wife, and all shares held by the corporation except for the 20% or 494 of such shares.

(18)

This total includes 25,110 shares held by Mr. Rukin’s wife, as custodian and Mr. Rukin, as trustee, in various accounts for their children, 11,451 shares held by a private foundation of which Mr. Rukin is an officer and 11,132 restricted shares pursuant to the director stock plan. Mr. Rukin disclaims beneficial ownership of the shares held by his wife, shares held by his wife as custodian for their children, and shares held by a private foundation.

(19)	This total includes 5,178 shares held in Mr. Sani’s Keogh Plan, 5,178 shares held in trusts for benefit of his children, and 40,271 shares held in pension trusts of which Mr. Sani is co-trustee.
(20)	This total includes 130,850 shares held by a foundation of which Mr. Soldoveri is a trustee, 637 shares of warrants exercisable within 60 days of December 31, 2010.
(21)

This total includes 1,345,774 shares owned by 13 executive officers who are not directors or named executive officers, which total includes 12,519 shares in KSOP and/or IRA, 139,879 indirect shares, 81,935 restricted shares, and 436,087 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2010, but not the 79,628 shares potentially available in the future by exercise of their stock options not exercisable within 60 days of December 31, 2010. The total does not include shares held by the Bank’s trust department.

PRINCIPAL SHAREHOLDERS.  The following table contains information about the beneficial ownership at December 31, 2010 by persons or groups that beneficially owns 5% or more of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class (1)
Columbia Wanger Asset Management, LLC (2) 227 West Monroe Street, Suite 3000, Chicago, IL 60606	8,572,953	5.22%
BlackRock, Inc. (3) 40 East 52nd Street, New York, NY 10022	10,759,879	6.67

(1)

The number of shares of our common stock used in calculating the percentage of the class owned includes 161,460,596 shares of our common stock outstanding as of December 31, 2010 and 2,686,730 shares purchasable pursuant to stock options for our shares that were exercisable within 60 days of December 31, 2010.

(2)

Based on a Schedule 13G/A Information Statement filed February 11, 2011 by Columbia Wanger Asset Management, LLC, as an investment adviser. The Schedule 13G/A discloses that Columbia Wanger had sole voting power as to 7,867,953 shares, and sole dispositive power as to 8,572,953 shares.

(3)

Based on a Schedule 13G Information Statement filed February 9, 2011 by BlackRock, Inc. The Schedule 13G discloses that BlackRock has sole voting power and sole dispositive power as to 10,759,879 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

OUR 2010 PERFORMANCE.  2010, like its predecessor, was not an easy year for financial institutions in general. Bank failures continued at record levels. Many companies reported greatly reduced earnings or actual losses. Many banks continued to reduce or eliminate dividends to common shareholders. While our 2010 operating results were below our long term objectives, they were improved over 2009, which in turn was an improvement over 2008. This was not the case for many regional banks and financial institutions. We reported net income of $116.1 million in 2009, compared with $93.6 million in 2008. Some highlights for 2010 were:

—	Earned $131.2 million in net income;

—	Diluted EPS increased to $0.81 in 2010 from $0.64 in 2009;

—	Continued to pay $0.72 annual dividend, adjusted for the stock dividend issued in May of 2010;

—	Reported one of the best overall credit quality metrics, among the financial institutions that we regard as our peers;

—	Lowered net loan charge-offs in 2010 by 30% from 2009. As a percentage of total average loans the 2010 net loan charge-off ratio of 0.28% reflects favorably versus the prior year ratio of 0.40%;

—	Maintained strong balance sheet and high regulatory capital ratios;

—	Increased net interest margin from 3.49% for 2009 to 3.69% for 2010;

—	Continued to open new branches;

—	Maintained strong residential loan origination program, and expanded our residential loan and title company businesses into Pennsylvania;

—	Purchased and successfully integrated two New York City banks (LibertyPointe Bank and The Park Avenue Bank) acquired via FDIC assisted transactions;

—	Improved investment portfolio risk profile – shifted largest weighting of investment composition from FNMA/FHLMC to GNMA (full faith and credit of US Government);

—	Sustained discipline in investing and lending;

—	Trading at high multiples of book value and tangible book value per share relative to peers;

—	Performance recognized as among industry leaders; and

—	Total return to shareholders for 5 year period ending 12/31/10 equal to -4.89% versus -35.26% for the Keefe, Bruyette & Woods’ KBW50 Bank Index.

PAY FOR PERFORMANCE.  Table 1 below lists the principal compensation elements and why we provide them.

Table 1. Compensation Elements

Compensation Element	Why We Provide It
Base Salary	To fairly compensate them for their day-to-day management
Executive Incentive (cash bonus) Plan Award	To incentivize performance in the short-term (1 year)
Long-Term Stock Incentive Plan Award	To align executive performance in the longer term (3 to 5 years) with the interests of shareholders
Pension Benefit	To retain key employees by providing post-retirement income

SHAREHOLDER SAY-ON-PAY VOTES.  We asked our shareholders to approve our NEO compensation program at our Annual Meetings of Shareholders in 2009 and 2010. In 2010, the percentage voting to approve was higher than the prior year, at 90.38% of those voting; in 2009, 82.25% of those voting voted to approve.

RECAPTURE.  Our “clawback” policy lets us recapture awards that turn out to have been based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Also, cash bonus awards under our Executive Incentive Plan are paid in installments over a two-year time period, allowing us to evaluate the longer-term results of NEO business decisions before completing payment of cash awards.

HOLD PAST TERMINATION.  Our “hold-past-termination” policy for all new stock-based awards requires a departing NEO to hold half of certain shares for at least 18 months after employment terminates.

PEER GROUP COMPARISONS.  Chart 1 below compares the indicated aspects of our performance and the compensation of our NEOs over periods of one and three years relative to our peer group. While most of the performance parameters fall at or above the 75th percentile in the one-year comparison and at or above the 50th percentile in the three-year comparison, cash compensation and total compensation parameters mostly fall at or below the 25th percentile in both the one- and three-year comparisons.

Chart 1. Valley National Bank performance relative to peers

(1)	Cumulative compound annual
(2)	Before extraordinary items and discontinued operations; 3-year performance represents cumulative compound annual growth rate
(3)	3-year performance represents an average of the last – three years
(4)	As of 12/31/2009; 3-year performance represents compounded annual growth rate

NEO COMPENSATION HIGHLIGHTS – 2010 AND EARLY 2011.  The key elements of our executive compensation program in which our named executive officers participated in 2010 consisted of cash salaries and cash bonuses (paid beginning in February 2011 and as further described below, under “EIP Awards”), and option and restricted stock awards under our 2009 Long-Term Incentive Plan.

Superior NEO performance was recognized with salary increases, cash incentives and awards of stock and stock options under our Long-Term Stock Incentive Plan, as described below.

OUR COMPENSATION PHILOSOPHY

We recognize that financial institution executive compensation should be structured so as not to encourage the taking by management of unreasonable or unnecessary risks, and that the period over which incentive compensation is obtained should be more closely aligned with the “risk horizon, (the estimated time needed to see if the risk taken has produced the intended beneficial result), and the incentive compensation is reduced or eliminated if expected results are not achieved.

To address these concerns, we have put in place a number of measures intended to avoid encouraging risks:

—

Our “hold-past-termination” policy for all new stock-based awards (restricted stock awards, and stock earned by exercising stock options.) The policy applies to all unvested NEO award shares the vesting of which is accelerated as the result of an NEO’s leaving our employ, and requires the departing NEO to hold 50% of those shares for at least 18 months after termination of employment with us. We adopted this policy to better align the long-term interests of our NEOs with those of our shareholders, because we expect it to induce a longer-term focus by NEOs on the safety and well-being of our institution over a substantial period beyond the time when they lose the ability to influence its operations.

—

Our “clawback” policy that allows us to recover cash and stock incentive payments awarded after the policy’s adoption if our Committee determines that any award, made within three years prior to the Committee’s determination, was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

—	The extended two-year payout schedule for cash awards under our EIP, to allow time to evaluate the longer-term results of NEO business decisions before completing payment of cash awards.

—

Elimination of the formula-based method we previously used to determine EIP awards and implementation of a new determination method based on the application of quantitative and qualitative reviews of executive performance by our CEO and Compensation Committee. We concluded that the formula-based method, which relied principally on the prior year’s earnings per share, could encourage unnecessary risk-taking in order to increase earnings.

OUR NAMED EXECUTIVE OFFICERS (“NEOS”)

Our NEOs during 2010 were: President, CEO and Chairman Gerald H. Lipkin, Senior Executive Vice President and Chief Financial Officer Alan D. Eskow; Senior Executive Vice President and Chief Operating Officer Peter Crocitto and Executive Vice Presidents Albert L. Engel and Robert M. Meyer.

OUR COMPENSATION AND HUMAN RESOURCES COMMITTEE

Our Compensation and Human Resources Committee (the “Committee”) discharges the duties of our Board of Directors that concern compensation of our NEOs. The Committee’s functions are set out in its charter, which has been approved by the Board. None of the Committee members is an NEO, and all of them are independent as that term is defined under the rules of the New York Stock Exchange.

The Committee met nine times in 2010. Our CEO generally attends these meetings (except those that relate to his compensation) at the Committee’s invitation, to provide information about other NEOs and more junior officers’ compensation and to assist the Committee in evaluating NEO job performance. At its meeting when compensation is determined for the next year, the Committee reviews charts of NEO (and more junior executives) compensation elements, including:

—	Base salary for the current year and each of the two preceding years;

—	Non-equity (cash bonus) award for each of the two preceding years;

—	Equity awards for each of the two preceding years; and

—	Management’s recommendation for salary adjustment for the coming year, cash incentive compensation and incentive stock awards for the current year.

The Committee uses these charts to evaluate each NEO’s recent history of equity awards and cash compensation. We prepare these charts in order to give the Committee a single, organized source of this information which it uses to determine whether to approve management’s recommended NEO compensation. In Mr. Lipkin’s case, the Committee discusses his compensation directly with him, then the Committee meets privately and in its sole discretion fixes his compensation.

In addition to its review of the charts just described, the Committee reviews the extent to which each NEO has achieved personal goals in his area of responsibility. These goals are discussed and set near the beginning of each year, and the achievement review takes place at the year’s end.

Since 2006, the Committee has engaged the services of compensation consulting firm Frederic W. Cook & Co. (“F.W. Cook”) to assist it in compensation decisions and related matters like peer group membership. One of that firm’s consultants attended two Committee meetings in 2010. F.W. Cook renders no services to the Company.

PEER GROUP CONSIDERATIONS

At several points in this discussion and analysis, we mention that we compare a particular compensation element with the same element as paid by members of our peer group. We have assembled a group of domestic financial institutions whose operations, measured by factors like revenue, net income, total assets, market capitalization and numbers of employees, are similar in size to ours. The identity of the institutions in our current peer group, and their respective revenues, net incomes, total assets and market capitalization as of the end of the fiscal year shown, appear in Table 2 below.

Table 2. Peer Group 2009 Size Comparisons

($ in millions)

Company (1)	Revenue	Net Income (2)	Total Assets	Market Cap (3)
Associated Banc-Corp. (Wisconsin)	$1,332	($132)	$22,874	$1,413
Astoria Financial Corp (New York)*	1,079	28	20,252	1,206
BOK Financial Corp (Oklahoma)*	1,408	201	23,517	3,217
City National Corp (California)	962	51	21,079	2,349
Commerce Bancshares (Missouri)*	1,178	169	18,120	3,212
Cullen/Frost Bankers, Inc. (Texas)	917	179	16,288	2,997
FirstMerit Corporation (Ohio)	660	82	10,540	1,729
Fulton Financial Corp (Pennsylvania)	959	74	16,185	1,537
Hudson City Bancorp (New Jersey)*	2,975	527	60,268	7,213
Investors Bancorp (New Jersey)*	220	(65)	8,136	1,253
New York Community Bancorp*	1,643	399	42,154	6,141
NewAlliance Bancshares (Connecticut)*†	431	46	8,300	1,281
Old National Bancorp (Indiana)*	504	14	8,005	1,084
People’s United Financial (Connecticut)*	1,075	101	21,257	5,817
Provident Financial Services (New Jersey)*	324	(122)	6,836	642
Signature Bank (New York)*	421	63	9,146	1,296
Susquehanna Bancshares (Pennsylvania)	801	13	13,689	509
TCF Financial Corp (Minnesota)	1,484	87	17,885	1,757
Trustmark Corp (Mississippi)	610	93	9,526	1,417
UMB Financial Corp (Missouri)	666	89	11,663	1,590
Webster Financial Corp (Connecticut)	899	(76)	17,739	845
Whitney Holding Corp. (Louisiana) †	639	(62)	11,892	879
Wilmington Trust Corporation (Delaware) †	797	(4)	11,097	856
Wintrust Financial Corp. (Illinois)*	689	73	12,216	744
75th Percentile	$1,104	$95	$20,459	$2,511
Median	850	68	14,937	1,415
25th Percentile	632	8	10,286	1,032
Valley National Bancorp	$784	$116	$14,284	$2,162
VLY Percentile Rank	43%	79%	49%	73%

Data Source: Standard & Poor’s Research Insight

(1)	All companies have a December 31 fiscal year end except Investors Bancorp which is transitioning to that status.
(2)	Before extraordinary items and discontinued operations.
(3)	Market capitalization is as of 12/31/2009.

The dozen institutions whose names appear with an asterisk (*) were added to our peer group for 2010, and for that year we also removed one institution, Citizens Republic Bancorp (Michigan.) We made these changes because we felt the added institutions were more similar to us in the financial and other measures described in the preceding paragraph, or in geographic location, than the one we removed. The three institutions whose names appear with a cross (†) have been, or will in 2011 be, acquired by larger institutions, resulting in their removal from our peer group in 2011.

Peer group comparisons are used by the Committee to evaluate salaries and bonuses paid by the other financial institutions in our peer group. The Committee compares the salaries and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies, generally available from public data. The Committee also refers to the peer group information when considering the CEO’s recommendations for NEO salaries and awards under our Executive Incentive Plan (discussed below, and referred to as “EIP.”)

We make peer group comparisons of salaries, incentive compensation (both cash and stock) and pension benefits so we can avoid situations in which our NEOs are over- or under-compensated in comparison to our peer group of financial institutions. We do not seek to maintain a precise numerical or percentage relationship between our NEO compensation and that of peer group institutions. Rather, the Committee reviews peer group compensation (both total compensation and individual components) to determine that our NEOs are compensated at appropriate levels.

COMPENSATION DETAILS

The performance-based compensation elements we adopted for 2010 and early 2011 were:

BASE SALARIES.  NEO base salaries were increased for 2011, effective January 2011. Our NEOs had received substantial base salary increases in January 2010 ranging from 25% to 50%, under the compensation plan we adopted in November 2009 while we were still subject to restrictions on compensation imposed by the U.S. Treasury’s Troubled Asset Relief Program (“TARP”). The TARP restrictions did not permit cash bonuses, so the only way to avoid steep reductions in cash compensation was to increase base salaries.

The Committee recommended base salary increases for NEOs in 2011, in view of our NEOs’ contribution to our superior performance relative to our peers. Those increases rewarded the successful efforts of our senior management in maintaining our financial stability and navigating us through the most severe economic downturn since the 1930s while remaining profitable, not reducing dividend payments to common shareholders, and avoiding the pitfalls that led to so many bank failures and losses in 2009 and 2010. The recommended increases ranged from about 3% to 8% of 2010 base salaries. Table 3 below shows 2010 and 2011 NEO base salaries and increases for 2011.

Table 3. NEO Base Salaries, 2010 and 2011, and Increases for 2011

		Increase for 2011
Named Executive Officer	2010 Base Salary	($)	(%)	2011 Base Salary
Gerald H. Lipkin, CEO	$1,050,000	$73,500	7.00%	$1,123,500
Alan D. Eskow, Senior EVP	505,000	40,750	8.07	545,750
Peter Crocitto, Senior EVP	505,000	40,750	8.07	545,750
Albert Engel, EVP	425,000	15,000	3.53	440,000
Robert M. Meyer, EVP	450,000	15,000	3.33	465,000

EIP AWARDS.  Our Executive Incentive Plan (“EIP”), which was approved by our shareholders at the 2010 Annual Meeting of shareholders, provides for discretionary awards, payable in cash or shares of our common stock, from a bonus pool equal to 5% of our net income before income taxes. Allocations of shares in the bonus pool are made by the Committee within the first 90 days of each calendar year. Any cash component of an award will be paid in installments as follows: 50% on the payment date fixed by the Committee and the balance in eight equal installments at the beginning of each of the next eight calendar quarters.

The initial 50% of each cash award is paid in February each year based on the previous year’s final audited operating results. The remaining half is paid in eight equal quarterly installments. Payment in this manner allows time to evaluate the longer-term results of NEO business decisions while some portion of each award remains unpaid.

We believe this extended payment schedule will more closely align with the “risk horizon” of NEO business decisions, meaning that, before the full cash amount is paid, we will have a good idea of the longer-term effects of the business decisions and results that were rewarded at the time of the initial payment and can adjust the total award if required in the Committee’s judgment in order to reflect a negative outcome.

Recognizing the Bank’s outstanding performance relative to our peer group (see Chart 1 and Table 2 above), non-equity incentive awards in the amounts listed in Table 4 immediately below were awarded to our NEOs. These awards were not made in full compliance with the terms of the 2010 EIP, which requires allocation of shares in the bonus pool to be made within the first 90 days of each Plan year. The 2010 EIP was not approved by our shareholders until the 2010 Annual Meeting held on April 14, 2010, 104 days after the start of the 2010 Plan year. A small portion of our CEO’s total 2010 compensation will, accordingly, not be deductible for income tax purposes; however, the amount of additional income tax payable by us as a result will not be material. See “Income Tax Considerations” below.

Table 4. Non-equity Incentive Awards

Named Executive Officer	2010	% of 2010 Base Salary
Gerald H. Lipkin, CEO	$630,000	60%	of	$1,050,000
Alan D. Eskow, Senior EVP	176,750	35%	of	505,000
Peter Crocitto, Senior EVP	176,750	35%	of	505,000
Albert Engel, EVP	135,000	32%	of	425,000
Robert M. Meyer, EVP	135,000	30%	of	450,000

In making allocations from the EIP bonus pool, the Committee did not apply any formula, but rather based its decisions on the application of quantitative and qualitative reviews of executive performance by our CEO and the Committee, taking into account our 2010 performance and the contribution to that performance by each of our NEOs.

LONG-TERM STOCK INCENTIVE PLAN AWARDS (“LTSIP”).  In November 2010 the Committee made equity-related awards to our NEOs under our long-term stock incentive plan. These awards consisted of shares of restricted stock and incentive stock options (“ISOs”) which are tax-advantaged options to purchase our common stock. Restricted shares help to retain key employees, and tend to align economic interests of executives with those of shareholders. ISOs incentivize option holders to increase company value as reflected in the price of our common stock, which results in shareholder value creation.

The restricted shares were valued at fair market value on the date of the award, which was $13.13 per share. Fair market value for ISOs on the award date was calculated at $2.63 per share. Table 5 below shows the restricted share awards and ISOs issued to our NEOs in 2010 under our long-term stock incentive plan.

Table 5. 2010 NEO Long-Term Stock Incentive Plan Awards

Named Executive Officer	Restricted Stock Awarded (“RSA”)	Value of RSA at $13.13 Per Share	Incentive Stock Options (“ISOs”) Awarded	Value of ISO Award at $2.63 Per Share
Gerald H. Lipkin, CEO	31,988	$420,000	39,924	$105,000
Alan D. Eskow, Senior EVP	15,385	202,000	19,202	50,500
Peter Crocitto, Senior EVP	15,385	202,000	19,202	50,500
Albert Engel, EVP	9,063	119,000	11,312	29,750
Robert M. Meyer, EVP	9,596	126,000	11,977	31,500

In setting the 2010 awards under our long-term stock incentive plan, the Committee did not use any formulaic method to set the plan awards of ISOs and restricted stock. Those award decisions were based on the Company’s 2010 performance highlights outlined in the Executive Summary of this CD&A.

OUR COMPENSATION DETERMINATIONS

We make incentive compensation awards based on consideration of a number of business-related criteria. We consider each NEO’s individual performance and his or her influence on our operating results, as well as those results themselves. While we will certainly continue to consider financial performance in preceding periods, as indicated by per share earnings and return on equity, as one of the several factors determining incentive compensation awards, we will consider and evaluate performance over a period of several years, not just the one most recently completed, and not based exclusively on short-term financial measures. We will expect our NEOs to demonstrate a continuing performance level that is equal to or better than our peers, and will use peer group performance as another factor to compare, not govern, our performance-based compensation. We will evaluate each NEO’s management of business and other risks arising from the part of our operations for which they bear responsibility. We will take into account the extent to which each NEO conducts those operations within budgetary limitations. We will make these evaluations in a non-formulaic manner, applying our best business judgment.

If an award granted under our 2010 Executive Incentive Plan or Long-Term Stock Incentive Plan is later (within three years after the grant date) found by our Compensation Committee to have been based on materially inaccurate information that resulted in a material restatement of our financial statements, or on misrepresentation by the award recipient, we have instituted a “clawback” policy that will allow recapture of the award. Our “clawback” policy is described above under “Our Compensation Philosophy.”

OUR COMPENSATION ELEMENTS

Our three categories of NEO compensation elements are: Performance-based, non-performance based, and post-employment compensation. Performance-based elements are: Base salaries, Executive Incentive Plan awards and Long-Term Stock Incentive Plan awards. Non-performance based elements are: Pension and health care benefits, other benefits, and perquisites. Post-employment compensation elements are: Severance and change-in-control benefits.

PERFORMANCE-BASED COMPENSATION ELEMENTS

BASE SALARIES.  Base salaries are determined by an evaluation of individual NEO performance and the individual’s contribution to our overall performance. We use an expanded set of evaluation criteria as described above under “Our Compensation Determinations.” Base salaries are paid in order to fairly compensate our key executives for their day-to-day efforts in managing our business activities.

The salary we pay to our CEO is higher than the average salary paid to the other NEOs. This reflects his substantially higher level of executive responsibility for our operations, and also the Committee’s satisfaction with our results of operations under his guidance. It reflects also the duration of his tenure in office: He has been Chairman of our Board of Directors and CEO since 1989, and our President since 1996. He has had major responsibility for our overall operations for over twenty years, and during that period has guided us through many acquisitions of other financial institutions, and a very substantial expansion of our business and service area, all of which has resulted in a very significant increase in shareholder value.

EIP AWARDS.  Awards under our 2010 Executive Incentive Plan (“EIP”) are generally paid in cash, although the Plan, approved by shareholders at last year’s Annual Meeting, does permit payment in restricted shares of our common stock. Last year we moved away from our former practice of fixing EIP awards according to a formula, the most significant element of which was our per-share earnings for the plan year. We believe that the use of a single-year earnings-related formula could be seen as encouraging the taking of unnecessary risks in order to increase per-share earnings and resulting EIP awards. Instead of using a formula, we now set EIP awards based on the same expanded set of criteria as we use for base salary determinations. The discussion of these criteria appears above under “Our Compensation Determinations.”

Under the 2010 Executive Incentive Plan, we pay the initial 50% portion of cash EIP awards in February, based on of the previous year’s final audited results of operations. The 50% balance is paid in eight equal quarterly installments, to allow time to evaluate the longer-term results of NEO business decisions before completing payment of cash awards.

LTSIP AWARDS.  The purpose of long-term incentive awards is to give our NEOs and other employees a stake in our business identical in its nature to that of our common shareholders. We believe this encourages our NEOs to improve our operating results and to structure a relationship between management objectives and long term shareholder interests, all of which we expect will result in increased shareholder value and in long-term growth of our organization.

Unless otherwise noted, all awards we make under the LTSIP are either stock options or restricted stock awards.

The LTSIP incentive stock option awards are determined by an evaluation of individual NEO performance and the individual’s contribution to our overall performance. The same expanded set of criteria described above under “Our Compensation Determinations,” is used to make award determinations. Stock option grants and restricted stock awards are subject to our “clawback” and “hold-past-termination” policies, both described above.

NEO MINIMUM STOCK OWNERSHIP.  To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock at all times while holding executive office. Table 6 below shows the minimum holdings required of each NEO. The minimum amounts were determined by the Committee based on the number of shares it considered appropriate in its discretion for the executive levels of our NEOs.

If an NEO is promoted and owns fewer than the minimum number of shares required for his or her new position, the Committee is authorized to fix the time by which any required increase in the NEO’s shareholding must take place. Each NEO already owns a substantial number of shares in excess of the Table 6 minimums.

Table 6. NEO Minimum Stock Ownership Requirements

Title (Name)	Minimum Required Common Stock Ownership*
CEO (Mr. Lipkin)	200,000 Shares
Senior EVP (Messrs. Eskow and Crocitto)	50,000 Shares
EVP (Messrs. Engel and Meyer)	25,000 Shares

*	Includes all shares each NEO is required under SEC rules to report as beneficially owned.

EQUITY GRANT PRACTICES.  We set the exercise price of incentive stock options, and we value the number of shares subject to restricted stock awards, using the closing market price of our common stock as quoted on the NYSE on the day preceding the option grant date. For options whose grant is approved by the Committee as the final step in the grant process (principally options to senior officers), that date is the day prior to the Committee meeting that concludes the granting process. All Committee meeting dates are set months in advance to prevent the selective timing of grants. For options to persons designated by the CEO pursuant to delegated authority from the Committee (principally options to more junior officers and other personnel), that date is the date on which the CEO exercises the delegated authority by specifying the individual’s name and the number of shares subject to the option granted that individual.

NON-PERFORMANCE BASED COMPENSATION ELEMENTS

PENSION BENEFITS.  Our NEOs may participate in two pension plans. We believe that pension benefits are an integral part of NEO, and other employee, compensation. We provide these benefits in order to make available to the recipients an income stream that will assist in meeting post-retirement expenses.

TAX-QUALIFIED PLAN.  We have a defined benefit tax-qualified pension plan that covers all eligible employees, including NEOs. Benefits under that plan are a percentage of the highest average annual compensation. The average represents the employee’s five highest years of base pay included in the past ten years, not counting the year of termination.

NON-TAX QUALIFIED PLAN (“BEP”).  NEOs also participate in a supplemental, non-tax qualified pension plan, known as the Benefit Equalization Plan or BEP. The BEP was adopted January 1, 1989. Generally, each NEO who participates in the tax-qualified plan described above, and whose annual compensation exceeds the maximum amount ($245,000 in both 2009 and 2010) that can be recognized in calculating benefits under a tax-qualified plan, is eligible to become a BEP participant. Actual participation is determined by the Committee in its discretion. Currently, the Committee has determined all of our NEOs to be BEP participants. BEP benefits are based on the five most highly compensated years which, until a change made in December 2010, had to be consecutive. That requirement was deleted in order to eliminate the negative effect on income (and consequently on BEP benefits) that resulted during the years we participated in the TARP program and its prohibition of cash bonuses.

CEO MINIMUM PENSION BENEFIT GUARANTEE.  Our CEO’s benefit under the above plans is subject to a minimum guarantee. The guaranteed amount is $600,000 per annum, reduced by any payments under the above plans on account of the same year. The application of the minimum guaranteed pension benefit is as follows:

—

The guaranteed minimum pension benefit to which the CEO will be entitled is $600,000 per annum, commencing on the date of his retirement and continuing for so long as he survives. Should the CEO survive past the tenth anniversary of retirement, and should his spouse survive him, she will thereafter be entitled to a benefit of $400,000 per annum so long as she survives.

—

Should the CEO not survive past the tenth anniversary of retirement and should his spouse survive him, she will be entitled to receive thereafter, so long as she survives, $600,000 per annum through the tenth anniversary of his retirement and $400,000 per annum thereafter.

—

Should neither the CEO nor his spouse survive until the tenth anniversary of his retirement, the estate of the last-surviving of the CEO and his spouse shall be entitled to receive a lump-sum payment equal to $600,000 multiplied by the number of years (including fractional years) from decease of the last survivor to and including the tenth anniversary of his retirement. In case of a common disaster, the provision of his will relative to that contingency shall determine which spouse is deemed to survive the other.

OTHER BENEFITS.  Our NEOs are eligible to participate (as are all our employees who meet service requirements under the several plans) in their selection of components of the benefit package listed below:

—

401(k) plan. We match individual plan contributions for participating employees, including NEOs, on a dollar-for-dollar basis, up to 2% of annual salary (limited to the maximum amount of salary that can be taken into account under a tax-qualified plan, which was $245,000 in 2010);

—	Medical and dental health insurance plans; and

—	Life insurance plan (benefit equal to two times annual salary) and long-term disability insurance plan.

The 401(k) plan and the medical and dental plans require a contributory amount to be paid by all participants. While no participant contribution is required for the life insurance plan, we do include the cost of those benefits that exceed $50,000 in participants’ reported income to the Internal Revenue Service. We provide a long-term disability insurance plan under which we pay the insurance premiums. In some cases, NEOs and other participants have requested, and been permitted, to pay the premiums themselves, so that any benefits paid upon disability would not be taxable to the participant.

We believe that the several insurance plans we offer are important components of our comprehensive benefit package, which should induce employees to remain with us. We believe that a 401(k) plan induces our employees to save for future retirement needs, and we encourage this by matching individual plan contributions up to 2% of annual salary, as described above, by participating employees.

PERQUISITES.  We provide limited perquisites to our NEOs. We offer them the use of a company-owned automobile. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service.

We also support and encourage our NEOs to hold a membership in a local country club (our CEO holds memberships in two clubs) for which we pay admission costs, dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows NEOs to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities for golf or food be paid directly by the NEO. Because the club memberships are used at our expense only for business entertainment, we do not include them as perquisites in our Summary Compensation Table.

POST-EMPLOYMENT COMPENSATION ELEMENTS

SEVERANCE AGREEMENTS.  We have a written severance agreement with each of our NEOs. We have these severance agreements because each of them has accumulated many years of service as one of our executive officers, and we want them to continue in our service. We believe the assurance that their income will not immediately suffer if their employment were to terminate, helps retain them in our service.

While the severance agreements entitle our NEOs to payment of a year’s salary, it is worth noting that our overall severance policy for officers at all levels provides for two weeks of severance pay for each completed year in our employ. The NEO severance agreements therefore represent, in most cases, only a modest increase in severance pay over what the NEO would have received under the general officer severance policy, since most of our NEOs have been with us for a substantial number of years.

CHANGE-IN-CONTROL AGREEMENTS.  We have a written change-in-control agreement with each of our NEOs. Each agreement provides for a lump sum payment and other benefits if two triggering events take place. These triggering events are, first, a change-in-control, and second, a termination of employment by us without cause, or by the NEO for good reason, before the third anniversary of the change-in-control. The lump sum payment is equal to three times the highest annual combined salary and non-equity portion of any EIP award the NEO received in the three years before the change-in-control.

The change-in-control agreements with our NEOs were entered into prior to March 2004 and require that we make a “gross-up” payment to reimburse any NEO for excise taxes payable on the lump sum. We are aware of a mounting level of criticism of these “gross-ups” as excessive, and we have eliminated the “gross-up” provision from change-in-control agreements entered into since March 2004. We did not enter into any new or amended agreements with an NEO in 2010. However, we have “grandfathered” those provisions in pre-March 2004 change-in-control agreements and they will continue to be applicable to the NEOs who signed those agreements, for the reasons set forth immediately below.

We believed at the time those “grandfathered” arrangements were entered into that the reason for the lump sum payment, (retention of key employees after announcement of a change-in-control, as explained in the third paragraph below, extended also to the principle that our NEOs are entitled to the full benefit of the lump sum, without having it effectively reduced by the payment of excise taxes. In other words, these payments are only intended to put NEOs who receive them in the same after-tax position as they would have been had they received severance payments for reasons other than a change-in-control. They are not intended to, and they do not, act as reimbursement of normal income taxes.

The second triggering event, the NEO’s termination of employment by us without cause, or by the NEO for good reason, was selected because the NEO becomes entitled to substantial compensation if both triggers happen, and should be not entitled to it if he or she was terminated for cause, or voluntarily quit without “good reason.”

Also, under the terms of our Long-Term Stock Incentive Plan, occurrence of a change-in-control results in immediate acceleration of vesting and exercisability of unvested stock options, and accelerated vesting of restricted stock awards, even if termination of employment has not occurred. This “single trigger” acceleration of vesting assures the NEOs that all their stock-based awards will be available to them despite a subsequent termination of their employment without cause or attempt by new management to force them to quit, either of which would otherwise result in forfeiture of unvested options.

The banking industry has seen a great deal of consolidation over the past several years. We think it appropriate to provide senior-level employees some assurance that, were we to engage in a business combination with another institution, their job-related income would not be at risk. We believe that the change-in-control agreements with our NEOs give us greater assurance that these key individuals will not terminate their employment with us out of concern for their financial security, after a change-in-control transaction is announced, or out of concern that we might be viewed as a target for one.

The substantially increased benefit we give our NEOs in the event of a change-in-control, compared with the benefit under our severance agreements is our effort to deal with our NEOs’ concerns about their immediate future plans if a change-in-control takes place. We think that the security of knowing they will receive a substantial lump sum payment if their employment is terminated following a change-in-control will result in their job performance being unaffected by that change.

The terms of the severance agreements and change-in-control agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.”

INCOME TAX CONSIDERATIONS

Our federal income tax deduction for non-performance based compensation paid to each of our NEOs is limited by Section 162(m)(1) of the Internal Revenue Code (IRC) to $1 million annually. Compensation paid to any of them exceeding $1 million is non-deductible for federal income tax purposes unless “performance-based,” meaning based on the executive’s achieving pre-established objective performance goals and paid under a plan pre-approved by our shareholders. At our annual shareholders meeting in 2010, a new Executive Incentive Plan was adopted, which generally allows our cash incentive compensation and restricted stock awards to comply with the restrictions of Section 162(m).

As noted above under “Compensation Details – EIP Awards”, our NEO cash incentive (bonus) could not be made in full compliance with the terms of the new 2010 Executive Incentive Plan because the Plan requires adoption of bonus pool allocations within the first 90 days of each Plan year but the Plan was not approved by our shareholders until April 14, 2010, 104 days after the beginning of the 2010 Plan year. A small portion of our CEO’s total 2010 compensation will accordingly not be deductible for income tax purposes, but the amount of additional income tax payable by us as a result will not be material.

To maintain flexibility in compensating executive officers, we do not require all compensation to be awarded in a tax-deductible manner, but we try to do so to the greatest extent possible. We do not take deductibility of compensation into account in determining NEO compensation, because we do not consider the amount of additional income taxes we have to pay on over-one-million-dollar compensation to be material. Even so, we do try to achieve maximum deductibility of NEO compensation payments by seeing that to the greatest extent possible, they are performance-based and consequently not subject to the Section 162(m) limitation. To that end, we have structured the 2010 Executive Incentive Plan (EIP) with a view to making sure that awards under that plan are, as far as possible, performance-based within the meaning of IRC Section 162(m).

COMPENSATION COMMITTEE REPORT AND CERTIFICATION

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on that review and those discussions. it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerald Korde, Committee Chairman

Eric P. Edelstein. Vice Chairman

Robinson Markel, Vice Chairman

Andrew B. Abramson

Michael LaRusso

Barnett Rukin

COMPENSATION PLANS

The following table sets forth information as of December 31, 2010 with respect to equity compensation plans under which shares of our common stock may be issued.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted- average exercise price on outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders*	3,184,738	$18.69	6,227,341
Equity compensation plans not approved by security holders	0	0	0
Total	3,184,738	$18.69	6,227,341

*	The 1999 Long-Term Stock Incentive Plan expired in January 2009 and replaced by The 2009 Long-Term Stock Incentive Plan.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation in 2010, 2009 and 2008 by the five most highly paid NEOs for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Gerald H. Lipkin	2010	$1,077,000	$420,000	$105,000	$630,000	$153,139	$50,429	$2,435,568
Chairman of the Board,	2009	700,000	349,998	0	0	(168,731)	47,748	929,015
President and CEO	2008	700,000	439,984	101,430	625,000	157,871	61,476	2,085,761
Alan D. Eskow	2010	519,000	202,000	50,500	176,750	109,196	39,484	1,096,930
Senior EVP, CFO and Secretary	2009	370,000	183,517	0	0	158,281	36,157	747,955
	2008	370,000	179,983	47,820	180,000	136,727	40,547	955,077
Peter Crocitto	2010	519,000	202,000	50,500	176,750	280,151	26,356	1,254,757
Senior EVP, and COO	2009	370,000	183,517	0	0	537,432	26,337	1,117,286
	2008	370,000	179,983	47,820	195,000	132,223	29,678	954,704
Albert L. Engel	2010	438,000	119,000	29,750	135,000	101,883	30,959	854,592
EVP	2009	340,000	76,908	0	0	86,871	29,524	533,303
	2008	340,000	160,001	47,820	170,000	112,605	37,259	867,685
Robert M. Meyer	2010	464,000	126,000	31,500	135,000	131,664	27,297	915,461
EVP	2009	360,000	76,908	0	0	121,618	26,841	585,367
	2008	360,000	172,984	47,820	180,000	221,341	33,013	1,015,158

(1)	Stock awards are restricted stock and option awards are incentive stock options.
(2)

Non-Equity awards earned for the year ended 2010 were distributed as follows: 50% of the non-equity award in February 2011 and the remaining balance will be paid in eight equal quarterly installments, beginning April 2011 to January 2013.

(3)

Represents non-cash compensation reflecting the change in the present value of pension benefits year to year, taking into account the age of each NEO, a present value factor, an interest discount factor and remaining time until retirement. The change in pension value for each NEO consists of the tax qualified pension and the BEP portions of: $47,512 and $105,627 for Mr. Lipkin; $61,100 and $48,096 for Mr. Eskow; $124,112 and $156,039 for Mr. Crocitto; $54,623 and $47,260 for Mr. Engel; and $60,454 and $71,210 for Mr. Meyer, respectively.

(4)

All other compensation includes perquisites and other personal benefits paid in 2010 including automobile, accrued dividends on nonvested restricted stock, 401K contribution payments by Valley and group term life insurance – (see table below).

All Other Compensation (shown above) for 2010

Name	Auto (1)	Accrued Dividends & Interest Earned on Nonvested Stock Awards (2)	401(k) (3)	GTL (4)	Other (5)	Total
Gerald H. Lipkin	$9,525	$33,169	$4,900	$0	$2,835	$50,429
Alan D. Eskow	12,245	13,566	4,900	7,710	1,063	39,484
Peter Crocitto	5,203	13,566	4,900	2,687	0	26,356
Albert L. Engel	10,931	8,626	4,900	6,502	0	30,959
Robert M. Meyer	9,445	6,044	4,900	6,908	0	27,297

(1)	Auto represents the portion of personal use of a company-owned vehicle by the NEO during 2010.
(2)	Accrued dividends and interest on non-vested restricted stock awards until such time as the vesting takes place.
(3)	The company provides up to a 2% match for the defined contribution 401(k) Plan to the NEO and all other full time employees in the plan.
(4)	GTL or Group Term Life Insurance represents the cost to the Company of life insurance benefits equal to two times salary. This benefit is provided to all full time employees.
(5)	Anniversary award.

2010 GRANTS OF PLAN-BASED AWARDS

The following table represents each grant of an award made to each NEO in 2010 and their fair value utilizing the grant date market value for restricted stock awards and incentive stock option awards calculated in accordance with ASC Topic 718 (formerly SFAS No. 123R).

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Gerald H. Lipkin	11/15/2010	31,988	39,924	13.13	525,000
Alan D. Eskow	11/15/2010	15,385	19,202	13.13	252,500
Peter Crocitto	11/15/2010	15,385	19,202	13.13	252,500
Albert Engel	11/15/2010	9,063	11,312	13.13	148,750
Robert M. Meyer	11/15/2010	9,596	11,977	13.13	157,500

Restrictions on restricted stock awards lapse at the rate of 33% per year commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same restrictions as the underlying restricted stock. The stock option awards become exercisable at the rate of 33% per year. These awards are made pursuant to the Valley National Bancorp 2009 Long-Term Stock Incentive Plan. Upon a “change-in-control,” as defined in that plan, all restrictions on shares of restricted stock will lapse and all stock options will vest in full. See the discussion of the Long-Term Stock Incentive Plan Awards under “Compensation Details” and “Performance-Based Compensation Elements” in the CD & A section above.

The per share grant date fair market values under ASC Topic 718 on restricted stock award and on stock option awards were $13.13 and $2.63 (based on prior year’s fair market value and is not adjusted for May 2010 five percent stock dividend), respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2010. All stock options and restricted stock awards have been adjusted for stock dividends and stock splits.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)
Gerald H. Lipkin
	11/15/2010	0	39,924	13.13	11/15/2020	31,988	457,428
	11/17/2009	0	0	—	—	18,477	264,221
	2/12/2008	16,207	24,311	16.15	2/12/2018	16,342	233,691
	2/13/2007	25,526	17,017	21.34	2/13/2017	7,293	104,290
	2/15/2006	25,525	6,383	18.99	2/15/2016	3,829	54,755
	2/8/2005	26,803	0	19.99	2/8/2015	0	0
	2/26/2004	28,141	0	19.95	2/26/2014	0	0
	3/1/2003	10,341	0	17.36	3/1/2013	0	0
	2/15/2002	29,549	0	18.07	2/15/2012	0	0

Total awards (#)		162,092	87,635			77,929	$1,114,385
Market value of in-the-money options ($)*		0	570,913
Alan D. Eskow
	11/15/2010	0	19,202	13.13	11/15/2020	15,385	220,006
	11/17/2009	0	0	—	—	4,909	70,199
	6/12/2009	0	0	—	—	5,250	75,075
	2/12/2008	7,641	11,461	16.15	2/12/2018	6,686	95,610
	11/13/2006	16,044	4,012	21.15	11/13/2016	1,945	27,814
	11/14/2005	18,505	0	19.33	11/14/2015	0	0
	11/16/2004	16,083	0	20.87	11/16/2014	0	0
	11/17/2003	16,885	0	20.79	11/17/2013	0	0
	11/18/2002	12,458	0	17.83	11/18/2012	0	0
	11/27/2001	12,662	0	17.03	11/27/2011	0	0

Total awards (#)		100,278	34,675			34,175	$ 488,703
Market value of in-the-money options ($)*		0	274,589
Peter Crocitto
	11/15/2010	0	19,202	13.13	11/15/2020	15,385	220,006
	11/17/2009	0	0	—	—	4,909	70,199
	6/12/2009	0	0	—	—	5,250	75,075
	2/12/2008	7,641	11,461	16.15	2/12/2018	6,686	95,610
	11/13/2006	16,044	4,012	21.15	11/13/2016	1,945	27,814
	11/14/2005	18,505	0	19.33	11/14/2015	0	0
	11/16/2004	16,083	0	20.87	11/16/2014	0	0
	11/17/2003	16,885	0	20.79	11/17/2013	0	0
	11/18/2002	17,730	0	17.83	11/18/2012	0	0
	11/27/2001	20,315	0	17.03	11/27/2011	0	0

Total awards (#)		113,203	34,675			34,175	$ 488,703
Market value of in-the-money options ($)*		0	274,589

*	At Market Value of $14.30 as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—Continued

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)
Albert L. Engel
	11/15/2010	0	11,312	13.13	11/15/2020	9,063	129,601
	11/17/2009	0	0	—	—	4,060	58,058
	2/12/2008	7,641	11,461	16.15	2/12/2018	5,943	84,985
	11/13/2006	16,044	4,012	21.15	11/13/2016	1,945	27,814
	11/14/2005	18,507	0	19.33	11/14/2015	0	0
	11/16/2004	13,400	0	20.87	11/16/2014	0	0
	11/17/2003	9,849	—	20.79	11/17/2013	0	0
	11/17/2002	13	0	17.83	11/17/2012	0	0

Total awards (#)		65,454	26,785			21,011	$300,457
Market value of in-the-money options ($)*		0	161,762
Robert M. Meyer
	11/15/2010	0	11,977	13.13	11/15/2020	9,596	137,223
	11/17/2009	0	0	—	—	4,060	58,058
	2/12/2008	7,641	11,461	16.15	2/12/2018	6,426	91,892
	11/13/2006	16,044	4,012	21.15	11/13/2016	1,945	27,814
	11/14/2005	18,505	0	19.33	11/14/2015	0	0
	11/16/2004	16,083	0	20.87	11/17/2014	0	0
	11/17/2003	16,885	0	20.79	11/17/2013	0	0
	11/18/2002	17,730	0	17.83	11/18/2012	0	0
	11/27/2001	20,315	0	17.03	11/27/2011	0	0

Total awards (#)		113,203	27,450			22,027	$314,986
Market value of in-the-money options ($)*		0	171,271

*	At Market Value of $14.30 as of December 31, 2010.
(1)

The stock option awards become exercisable at the rate of 33.3% per year, for 2009 and 2010 grants, and 20% per year for 2006, 2007 and 2008 grants, if any. These awards are made pursuant to the Valley National Bancorp Long-Term Stock Incentive Plans; and will accelerate in the event of a change-in-control, as defined under the Plans.

(2)

Restrictions on restricted stock awards lapse at the rate of 33.3% per year, for 2009 and 2010 awards, and 20% per year for 2006, 2007 and 2008 awards, commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same restrictions as the underlying restricted stock.

2010 OPTION EXERCISES AND STOCK VESTED

The following table shows the restricted stock that vested by NEOs in 2010 and the value realized upon vesting.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting	Value Realized on Vesting ($) (*)
Gerald H. Lipkin	24,839	324,397
Alan D. Eskow	11,167	148,628
Peter Crocitto	11,167	148,628
Albert L. Engel	7,869	102,765
Robert M. Meyer	8,031	104,886

*

The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of vested shares of restricted stock by the fair market value of the underlying shares as of the prior day’s close of business.

2010 PENSION BENEFITS

PENSION PLAN.  Valley maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan is (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary (excluding non-equity compensation, overtime pay and other special pay), i.e., the amount listed as “Salary” in the Summary Compensation Table, subject to each year’s annual compensation limit, currently $245,000 for 2010, received after 1965.

BENEFIT EQUALIZATION PLAN.  Effective January 1, 1989, Valley adopted a Benefit Equalization Plan (“BEP”) which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits are determined as follows: (a) the benefit calculated under Valley pension plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (b) the individual’s pension plan benefit. In general, officers of Valley who are members of the pension plan and who receive annual compensation in excess of the compensation limits under the qualified plan are eligible to participate in the BEP. The Compensation and Human Resources Committee of the Board of Directors has the authority to determine, in its discretion, which eligible officers will participate in the BEP. Effective January 1, 1989, Mr. Lipkin became a participant in the BEP; effective January 1, 1996, Mr. Crocitto became a participant in the BEP; effective January 1, 2001, Mr. Eskow and Mr. Meyer became participants in the BEP. Effective December 13, 2004, Mr. Engel became a participant in the BEP. Three other non-NEO senior executive officers presently participate in the BEP.

The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits ($)
Gerald H. Lipkin	VNB Pension Plan	34	850,856
	VNB Benefit Equalization Plan	34	6,086,811
Alan D. Eskow	VNB Pension Plan	19	544,039
	VNB Benefit Equalization Plan	19	813,567
Peter Crocitto	VNB Pension Plan	29	863,709
	VNB Benefit Equalization Plan	34	1,740,716
Albert L. Engel	VNB Pension Plan	13	305,687
	VNB Benefit Equalization Plan	13	378,267
Robert M. Meyer	VNB Pension Plan	13	348,223
	VNB Benefit Equalization Plan	15	630,269

Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2011 based upon the accrued benefits under each plan as of December 31, 2010 and valued in accordance with the following principal actuarial assumptions: (1) post-retirement mortality in accordance with the RP-2000 combined mortality table projected to 2010 (“RP-2000 P2010”), (2) interest at an annual effective rate of 5.75% compounded annually, (3) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2011) at which unreduced benefits would be payable assuming continuation of employment and (4) payment in the form of a single life annuity (except for Mr. Lipkin whose benefits are payable in the form of a joint and two-thirds survivor annuity).

GERALD H. LIPKIN.  Pursuant to an agreement dated August 15, 2006, a minimum retirement benefit of $600,000 per year will be provided to Mr. Lipkin, so long as he survives, in the form of a joint and two-thirds survivor annuity which would pay his wife $400,000 per year in the event of Mr. Lipkin’s death; the agreement was amended, most recently in February 2011, to provide that, should Mr. Lipkin not survive past the 10 years after retirement and should his spouse survive him, she will be entitled to receive thereafter, so long as she survives, $600,000 per year through the tenth anniversary of his retirement and $400,000 per year thereafter; and, if neither Mr. Lipkin nor his spouse survives until the 10 year anniversary of his retirement, the estate of the last-surviving one of them shall be entitled to receive a lump-sum payment equal to $600,000 multiplied by the number of years (including fractional years) from the last survivor’s death to and including the 10 year anniversary of Mr. Lipkin’s retirement. In case of the simultaneous death of Mr. Lipkin and his wife, the provision of his will relative to that contingency shall determine which spouse is deemed to survive the other. Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.

The present value of accumulated benefits shown above for Mr. Lipkin, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $76,163 and $528,903; respectively, payable as joint and 66-2/3% survivor annuities and assuming immediate commencement of payments due to Mr. Lipkin’s attainment of normal retirement age.

ALAN D. ESKOW.  The present value of accumulated benefits shown above for Mr. Eskow is based upon annual annuity amounts from the Pension Plan and BEP of $46,954 and $70,216; respectively, payable as single life annuities. Mr. Eskow is currently eligible for early retirement with unreduced benefits.

PETER CROCITTO.  The present value of accumulated benefits shown above for Mr. Crocitto is based upon annual annuity amounts from the Pension Plan and BEP of $69,957 and $140,991, respectively, payable as single life annuities. Mr. Crocitto is not currently eligible for early retirement; assuming continuation of employment, Mr. Crocitto will be eligible for early retirement with unreduced benefits on June 1, 2012.

ALBERT L. ENGEL.  The present value of accumulated benefits shown above for Mr. Engel is based upon annual annuity amounts from the Pension Plan and BEP of $32,127 and $39,755, respectively, payable as single life annuities. Mr. Engel is currently eligible for early retirement with reduced benefits, and assuming continuation of employment, will be eligible for unreduced benefits on July 1, 2013.

ROBERT M. MEYER.  The present value of accumulated benefits shown above for Mr. Meyer are based upon annual annuity amounts from the Pension Plan and BEP of $32,319 and $58,496, respectively, payable as single life annuities. Mr. Meyer is currently eligible for early retirement with unreduced benefits.

EARLY RETIREMENT BENEFITS.  A NEO’s accrued benefits under the Bank’s Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of credited service at the benefit commencement date equals or exceeds 80. NEOs who are currently eligible for early retirement are Messrs. Eskow, Engel and Meyer.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.  Valley and the Bank entered into an amended severance agreements and change-in-control agreements, each dated as of January 22, 2008, with the NEOs. The following discussion describes the agreements in place as of December 31, 2010, which form the basis of the tabular presentation that follows.

SEVERANCE AGREEMENT PROVISIONS.  In the event of termination of employment without cause, the severance agreements with the NEOs provide for a lump sum payment equal to twelve months of base salary as in effect on the date of termination, plus a fraction of the NEO’s most recent annual Executive Incentive Plan award. That fraction is equal to (a) the number of months which have elapsed in the current calendar year divided by (b) 12. For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, and a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness, except in the case of Mr. Lipkin, whose severance agreement defines “cause” as gross misconduct in connection with our business or otherwise. None of the NEOs would receive severance (the salary component or the non-equity incentive award component) as a result of his death, retirement, resignation or termination of employment with cause, except in the case of Mr. Lipkin, as discussed under “Pension Benefits” above. No lump sum severance payment is made under the severance agreements if the NEO receives severance under a change-in-control agreement (described below).

Mr. Lipkin’s severance agreement contains the provision, discussed under “Pension Benefits” above, for a minimum retirement benefit under our tax qualified pension plan and the BEP of $600,000 per year. This means that if his total benefits under these plans are less than $600,000, we will be required to make up the difference.

Also, under the severance agreements with the NEOs, we provide the NEOs with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits they were receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. This cash payment is due upon the termination of the NEO by the Bank other than for cause, or upon his death or disability, except in the case of Mr. Lipkin, where the cash payment in place of benefits is due upon his termination of employment for any reason.

Under the severance agreements with the NEOs, we also provide the NEOs with a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.

Each NEO is required to keep confidential all confidential information that he obtained in the course of his employment with us. The NEOs are also restricted from competing with us during the term of his employment with us and for one year after termination of his employment with us, except in the case of Mr. Lipkin, who is restricted from competing with us during the term of his employment with us and for two years after termination of his employment with us.

CHANGE-IN-CONTROL AGREEMENTS (“CIC”) PROVISIONS.  If a NEO is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (1) the third anniversary of the CIC or (2) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the change-in-control. The NEOs would also receive medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.”

Payments under the CIC Agreements are triggered by a “change-in-control” followed by another triggering event. The events defined in the agreements as changes of control are:

—

Outsider stock accumulation. We learn, or one of our subsidiaries learns, that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

—

Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

—

Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

—

Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

—	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

—	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

—

Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in board membership occurring within any period of two consecutive years that result in 40% or more of our board members not being “continuing directors.” A “continuing director” is a board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

The second triggering event is the NEO leaving our employment under the following two conditions: First, the NEO must have left before the end of the “contract period” which, under the CIC Agreement, begins the day before the change-in-control and continues through the third anniversary of the change-in-control. Second, the NEO must have left either because we (or any successor) terminated him without “cause,” or he voluntarily quit for “good reason.”

“Cause” for termination of an NEO’s employment under the CIC Agreements means his failure to perform employment duties, misconduct in office, a criminal conviction, drug or alcohol abuse or excessive absence. “Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

—	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change-in-control.

—	We demote the NEO or reduce his authority.

—	We reduce the NEO’s annual base compensation.

—

We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change-in-control, or we terminate any employee benefit plan in which the NEO participated before the change-in-control without providing another plan that confers benefits similar to the terminated plan.

—	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location.

—	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement.

—	We terminate the NEO’s employment before the end of the “contract period,” without complying with all the provisions in the NEO’s CIC Agreement.

PARACHUTE PAYMENT REIMBURSEMENT.  All NEOs are entitled to a “Parachute Penalty” tax gross-up payment in the case that certain payments resulting from a termination following a change-in-control exceed the threshold limit set forth in Section 280G of the Internal Revenue Code.

PENSION PLAN PAYMENTS.  The present value of the benefits to be paid to each NEO following termination of employment over his estimated lifetime is set forth in the table below. All NEOs receive three years additional service under the BEP upon termination as a result of a change-in-control due to dismissal without cause or resignation for good reason. Present values of the BEP and pension plan were determined as of January 1, 2010 based on post-retirement mortality in accordance with the RP-2000 combined mortality table projected to 2010 and interest at an annual effective rate of 5.75 percent compounded annually for the pension plan and 4.24 percent compounded annually for the BEP.

EQUITY AWARD ACCELERATION.  In the event of a change-in-control or termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse. In the case of retirement, all restrictions will lapse except for (i) shares granted between November 13, 2006 and September 20, 2007, for which only the shares in which the restrictions were scheduled to lapse in the calendar year of retirement and the following calendar year will lapse and (ii) awards under the 2009 LTSIP, for which a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months. Upon termination of employment for any other reason, NEOs will forfeit all shares whose restrictions have not lapsed.

SEVERANCE BENEFITS TABLE.  The table set forth below illustrates the severance amounts and benefits that would be paid to each of the NEOs, if he had terminated employment with the Bank on December 31, 2010, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) dismissal for cause; (iii) retirement or resignation; (iv) dismissal without cause; and (v) dismissal without cause or resignation for good reason following a change-in-control of Valley on December 31, 2010. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock, price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause (no Change-in- Control)	Dismissal without Cause or Resignation for Good Reason (Following a Change-in-Control)
Mr. Lipkin
Amounts payable in full on indicated date of termination:
Severance – Salary component*	$1,123,500	$0	$0	$1,123,500	$3,231,000
Severance – Non-equity incentive*	0	0	0	0	1,890,000
Restricted stock awards	1,114,385	0	1,062,232	0	1,114,385
Stock options	46,711	0	46,711	0	46,711
Welfare benefits continuation	28,049	28,049	28,049	28,049	25,366
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	2,121,430

Sub Total	2,312,645	28,049	1,136,992	1,151,549	8,428,892
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	6,879,328	6,879,328	6,879,328	6,879,328	6,879,328
Pension plan	850,856	850,856	850,856	850,856	850,856

Total	$10,042,829	$7,758,233	$8,867,176	$8,881,733	$16,159,076

Mr. Eskow
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$545,750	$1,557,000
Severance – Non-equity incentive	0	0	0	0	530,250
Restricted stock awards	488,703	0	460,889	0	488,703
Stock options	22,466	0	22,466	0	22,466
Welfare benefits continuation	16,616	0	0	16,616	16,616
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,011,057

Sub Total	527,785	0	483,355	562,366	3,626,092
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	928,498	928,498	928,498	928,498	1,173,145
Pension plan	544,039	544,039	544,039	544,039	544,039

Total	$2,000,322	$1,472,537	$1,955,892	$2,034,903	$5,343,276

Mr. Crocitto
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$545,750	$1,557,000
Severance – Non-equity incentive	0	0	0	0	530,250
Restricted stock awards	488,703	0	0	0	488,703
Stock options	22,466	0	0	0	22,466
Welfare benefits continuation	48,669	0	0	48,669	48,669
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,596,825

Sub Total	559,838	0	—	594,419	4,243,913
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	1,072,989	1,072,989	1,072,989	1,072,989	2,353,734
Pension plan	399,979	399,979	399,979	399,979	399,979

Total	$2,032,806	$1,472,968	$1,472,968	$2,067,387	$6,997,626

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause (no Change-in- Control)	Dismissal Without Cause or Resignation for Good Reason (Following a Change-in-Control)
Mr. Engel
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$440,000	$1,314,000
Severance – Non-equity incentive	0	0	0	0	405,000
Restricted stock awards	300,457	0	0	0	300,457
Stock options	13,235	0	0	0	13,235
Welfare benefits continuation	47,516	0	0	47,516	47,516
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	832,759

Sub Total	361,208	0	0	487,516	2,912,967
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	435,658	435,658	435,658	435,658	655,346
Pension plan	308,307	308,307	308,307	308,307	308,307

Total	$1,105,173	$743,965	$743,965	$1,231,481	$3,876,620

Mr. Meyer
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$465,000	$1,392,000
Severance – Non-equity incentive	0	0	0	0	405,000
Restricted stock awards	314,986	0	0	0	314,986
Stock options	14,013	0	0	0	14,013
Welfare benefits continuation	18,868	0	0	18,868	18,868
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	819,365

Sub Total	347,867	0	0	483,868	2,964,232
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	713,711	713,711	713,711	713,711	940,010
Pension plan	348,842	348,842	348,842	348,842	348,842

Total	$1,410,420	$1,062,553	$1,062,553	$1,546,421	$4,253,084

N/A	– Not applicable (a parachute penalty tax gross up is payable only upon a change-in-control).
*	Upon death, 12 months salary, offset by qualified and non-qualified retirement benefits payable in 12 months following death.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The members of the Committee are Messrs. Gerald Korde, Andrew B. Abramson, Eric P. Edelstein, Michael LaRusso, Robinson Markel and Barnett Rukin. Except for Mr. LaRusso and Mr. Markel, all of the other members of the Compensation and Human Resources Committee, or their affiliates, have engaged in loan transactions with the Bank, as discussed below, in “Certain Transactions with Management”. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of our Compensation and Human Resources Committee.

CERTAIN TRANSACTIONS WITH MANAGEMENT

POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PERSON TRANSACTIONS.  Our related person transaction practices and policies between Valley or any of its subsidiaries and an executive officer, director or an immediate family member are currently governed by the company’s Code of Conduct and Ethics (“Code of Conduct”). The Code of Conduct is available under our website and can be viewed at www.valleynationalbank.com/charters. In the ordinary course of business, directors (or their immediate family members or a business in which the director or his or her immediate family member is a partner, director, shareholder or executive officer) may provide services to Valley or to customers of the Bank. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions.

Once we become aware of a proposed or a recurring transaction with a related party, it is referred to the CEO or CFO for consideration to determine whether the related party transaction should be allowed; whether it poses a conflict of interest; whether it should be terminated or modified. A transaction shall be consummated or shall continue only if the Audit and Risk Committee approves, or ratifies after the fact, the transaction in accordance with the guidelines set forth in the policy and if the transaction is on substantially the same terms to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction is approved by the disinterested members of the Board of Directors; or, a transaction involving compensation, is approved by Valley’s Compensation and Human Resources Committee. Any material related person transaction will be disclosed to the full Board of Directors.

TRANSACTIONS.  The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2010, Valley and its customers made the following payments to entities with which at least one director is affiliated; except as indicated, the payments were less than 5% of the entity’s gross revenue:

—	$116,368 (more than 5% of entity’s gross revenue) for legal services to a law firm in which director Graham O. Jones is a partner;

—	$100,296 for legal services to a law firm to which director Robinson Markel is Of Counsel;

—	$68,281 for legal services to a law firm of which director Richard Miller is President; and

—	$201,500 (more than 5% of entity’s gross revenue) for fees pursuant to a long-standing consulting agreement with MG Advisors, Inc., whose chairperson is director Mary J. Steele Guilfoile.

Prior to 2003, the Bank purchased $150 million of bank-owned life insurance from a nationally known life insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The son-in-law of Mr. Lipkin, Chairman, President and CEO, a director and a shareholder of Valley, is a licensed insurance broker who introduced us to the program offered by this insurance company. During 2007, the Bank purchased $75 million of additional bank-owned life insurance from the same life insurance company as its initial purchase. This was also completed after a selection process with other vendors. In 2010, Mr. Lipkin’s son-in-law earned insurance commissions (and will receive future commissions during the remainder of the term of the policy,) of approximately $68,000, pursuant to an arrangement he entered into with the insurance broker associated with the insurance company for a portion of the broker’s commission. In both instances, Mr. Lipkin was not involved with the selection and the decision-making process.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on information provided by our directors and executive officers (we have no 10% beneficial owners) and a review of the reports we have received, with the exception of Mr. Rukin, who failed to file a Form 4 on a timely basis, we believe our directors and executive officers complied with their Section 16(a) reporting requirements in 2010.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in our Notice of Annual Meeting of Shareholders in order for the proposal to be properly considered at a meeting of Valley.

Proposals of shareholders which are eligible under the rules of the SEC to be included in our year 2012 proxy material must be received by the Corporate Secretary of Valley National Bancorp no later than November 12, 2011. No other matters may be brought up at the annual meeting unless they appear in the Notice of Meeting.

If we change our 2012 annual meeting date to a date more than 30 days from the date of its 2011 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2011 annual meeting in a manner that alters the deadline, we will so state under Part II—Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify our shareholders by another reasonable method.

Pursuant to our By-laws, in order for a shareholder to nominate a person for election to the Board of Directors at the 2012 annual meeting, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our Wayne, New Jersey office no earlier than December 15, 2011 and no later than January 14, 2012. In the event that our 2012 annual meeting is held more than 20 days before or more than 60 days after the anniversary of this year’s meeting date, the notice must be received no earlier than 120 days before the date of the 2012 annual meeting and no later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice must contain the information required by our By-laws.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or internet. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors,

Alan D. Eskow
Corporate Secretary

Wayne, New Jersey

March 11, 2011

A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2010 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http://www.valleynationalbank.com/filings.html.

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 13, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 13, 2011.

The proxy statement and the annual report are available at the following weblink: http://www.valleynationalbank.com/filings.html

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on February 18, 2011. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting. Please allow ample time for the admission procedures described above.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

21530403000000001000 0 041311

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. ELECTION OF 15 DIRECTORS:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES:

Andrew B. Abramson

Pamela R. Bronander

Eric P. Edelstein

Mary J. Steele Guilfoile

Graham O. Jones

Walter H. Jones, III

Gerald Korde

Michael L. LaRusso

Marc J. Lenner

Gerald H. Lipkin

Robinson Markel

Richard S. Miller

Barnett Rukin

Suresh L. Sani

Robert C. Soldoveri

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

FOR AGAINST ABSTAIN

3. AN ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

1 year 2 years 3 years ABSTAIN

4. TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011

FOR AGAINST ABSTAIN

PLEASE SIGN, DATE AND RETURN PROMPTLY

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on February 18, 2011. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting. Please allow ample time for the admission procedures described above.

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, APRIL 13, 2011

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints WALTER H. JONES, III, GERALD KORDE and ANDREW B. ABRAMSON and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned’s name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 13, 2011 at 10:00 a.m., local time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; FOR proposals 2 and 4; and in the case of proposal 3, for THREE years. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)

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